                                                                     EXHIBIT 2.1





                            ASSET PURCHASE AGREEMENT



                            DATED AS OF JUNE 28, 2002



                                      AMONG



                               TT ACQUISITION LLC



                                       AND



                      TUTOR TIME LEARNING SYSTEMS, INC. AND



                         THE OTHER SELLERS NAMED HEREIN

                                TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                ----

ARTICLE I DEFINITIONS AND RULES OF CONSTRUCTION...................................................................1
         1.1      Definitions.....................................................................................1
         1.2      Rules of Construction...........................................................................9

ARTICLE II PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES..................................................10
         2.1      Purchase and Sale of Assets....................................................................12
         2.2      Assignment and Assumption of Liabilities.......................................................12
         2.3      Excluded Assets................................................................................13
         2.4      No Other Liabilities Assumed...................................................................14
         2.5      Deemed Consents and Cures......................................................................16
         2.6      Obligations in Respect of Required Consents....................................................16

ARTICLE III BASIC TRANSACTION....................................................................................17
         3.1      Purchase Price.................................................................................17
         3.2      Further Assurances.............................................................................17
         3.3      Deposit........................................................................................17

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF SELLERS.............................................................18
         4.1      Sellers' Representations and Warranties........................................................18
         4.2      Validity of Agreement..........................................................................18
         4.3      Organization, Standing and Power...............................................................18
         4.4      No Conflicts or Violations.....................................................................19
         4.5      Financial Statements and Related Matters.......................................................19
         4.6      Title to Assets; Assets Necessary to Business..................................................19
         4.7      Employee Benefit Plans.........................................................................20
         4.8      Labor Matters..................................................................................21
         4.9      Personnel Matters..............................................................................22
         4.10     Litigation, Orders.............................................................................22
         4.11     Government Contracts...........................................................................23
         4.12     Ownership; No Subsidiaries.....................................................................23
         4.13     Real Property Assets...........................................................................23
         4.14     Taxes..........................................................................................25
         4.15     Compliance with Law............................................................................26
         4.16     Approvals and Consents.........................................................................26
         4.17     Cure Amounts...................................................................................26
         4.18     Environmental Matters..........................................................................26
         4.19     Absence of Undisclosed Liabilities.............................................................27
         4.20     Affiliated Transactions........................................................................27
         4.21     Intellectual Property..........................................................................28
         4.22     Insurance......................................................................................29
         4.23     Accounts Receivable............................................................................29


         4.24     Contracts......................................................................................30
         4.25     Relationships with Suppliers...................................................................31
         4.26     Franchising....................................................................................32
         4.27     Accounts Payable and Other Accrued Expenses....................................................33
         4.28     Brokers........................................................................................33
         4.29     Absence of Certain Developments................................................................33
         4.30     Officers, Directors and Bank Accounts Schedule.................................................34
         4.31     No Failure to Disclose.........................................................................35
         4.32     Closing Date...................................................................................35

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PURCHASER............................................................35
         5.1      Organization...................................................................................35
         5.2      Authority......................................................................................35
         5.3      Consents.......................................................................................35
         5.4      Brokers........................................................................................35

ARTICLE VI COVENANTS OF SELLERS; OTHER AGREEMENTS................................................................36
         6.1      Consents and Approvals.........................................................................36
         6.2      Access to Information and Facilities...........................................................36
         6.3      Conduct of the Business Pending the Closing....................................................37
         6.4      Notification of Certain Matters; Schedules.....................................................38
         6.5      Best Efforts; Further Assurances...............................................................39
         6.6      Bankruptcy Actions.............................................................................39
         6.7      Exclusivity; No Solicitation of Transactions...................................................40
         6.8      [Intentionally Omitted]........................................................................40
         6.9      Employees and Business Relations...............................................................40
         6.10     Non-Seller Subsidiaries........................................................................40
         6.11     Taxes..........................................................................................40

ARTICLE VII COVENANTS OF PURCHASER...............................................................................41
         7.1      Assumed Obligations............................................................................41
         7.2      Further Assurances.............................................................................41
         7.3      Hiring of Headquarters Employees...............................................................41

ARTICLE VIII CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER....................................................41
         8.1      Warranties True as of Both Present Date and Closing Date; Covenants............................41
         8.2      Bankruptcy Condition...........................................................................42
         8.3      Approvals......................................................................................42
         8.4      Real Estate Matters............................................................................42
         8.5      Additional Matters.............................................................................43
         8.6      Material Adverse Change........................................................................43
         8.7      [Intentionally Omitted]........................................................................43
         8.8      Litigation.....................................................................................43
         8.9      Cure Costs.....................................................................................44
         8.10     Instruments of Conveyance and Transfer; Title..................................................44
         8.11     FIRPTA Affidavit...............................................................................44
         8.12     Financial Statements...........................................................................44


         8.13     Closing Deliveries.............................................................................44

ARTICLE IX CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS........................................................44
         9.1      Warranties True as of Both Present Date and Closing Date.......................................44
         9.2      Approvals......................................................................................45
         9.3      Bankruptcy Court Approval......................................................................45
         9.4      Litigation.....................................................................................45
         9.5      Consideration..................................................................................45
         9.6      Cure Costs.....................................................................................45
         9.7      Closing Deliveries.............................................................................45

ARTICLE X CLOSING................................................................................................45
         10.1     Closing........................................................................................45
         10.2     Deliveries by Sellers..........................................................................46
         10.3     Deliveries by Purchaser........................................................................46
         10.4     Form of Instruments............................................................................47
         10.5     Payment of Breakup Fee.........................................................................47

ARTICLE XI TERMINATION...........................................................................................47
         11.1     Termination....................................................................................47
         11.2     [Intentionally Omitted]........................................................................48
         11.3     Effect of Termination or Breach................................................................48

ARTICLE XII ADDITIONAL POST-CLOSING COVENANTS....................................................................48
         12.1     Employees......................................................................................48
         12.2     Employee Benefit Plans.........................................................................49
         12.3     Rights of Third Parties........................................................................49
         12.4     Sellers' Cooperation in Hiring of Employees....................................................49
         12.5     WARN Act.......................................................................................49
         12.6     Joint Post-Closing Covenant of Purchaser and Sellers...........................................50
         12.7     Certain Consents...............................................................................50
         12.8     Name Changes...................................................................................50
         12.9     Accounts Receivable/Collections................................................................50
         12.10    Access to Information..........................................................................51

ARTICLE XIII MISCELLANEOUS.......................................................................................51
         13.1     Expenses.......................................................................................51
         13.2     Amendment......................................................................................52
         13.3     Notices........................................................................................52
         13.4     Waivers........................................................................................53
         13.5     Counterparts and Execution.....................................................................53
         13.6     Headings.......................................................................................53
         13.7     SUBMISSION TO JURISDICTION.....................................................................53
         13.8     Governing Law..................................................................................53
         13.9     Binding Nature; Assignment.....................................................................53
         13.10    No Third Party Beneficiaries...................................................................54
         13.11    Tax Matters....................................................................................54

         13.12    Construction...................................................................................54
         13.13    Public Announcements...........................................................................54
         13.14    Entire Understanding...........................................................................55
         13.15    No Survival....................................................................................55

EXHIBITS

Exhibit A               -        Bidding Procedures Order
Exhibit B               -        Form of Sale Order
Exhibit C               -        [Intentionally Omitted]
Exhibit D               -        Form of Bill of Sale
Exhibit E               -        Form of Assignment and Assumption
Exhibit F               -        Forms of Intellectual Property Assignments
Exhibit G               -        Retention Plan


SCHEDULES

Schedule 2.1(a)(vi)     -     Assumed Contracts
Schedule 2.1(a)(vii)    -     Assumed Facility Leases
Schedule 2.2            -     Certain Assumed Obligations
Schedule 2.3(c)         -     Excluded Assets
Schedule 4.3            -     Organization, Standing and Power
Schedule 4.4            -     No Conflicts or Violations
Schedule 4.5            -     Financial Statements and Related Matters
Schedule 4.6(a)         -     Title to Assets
Schedule 4.6(b)         -     Acquired Assets
Schedule 4.7(a)         -     Sellers' Benefit Plans
Schedule 4.7(d)         -     Employee Benefit Plans
Schedule 4.8            -     Labor Matters
Schedule 4.9            -     Personnel Matters
Schedule 4.10           -     Litigation, Orders
Schedule 4.11           -     Government Contracts
Schedule 4.12           -     Ownership; No Subsidiaries
Schedule 4.13(d)        -     Real Property Orders
Schedule 4.13(g)        -     Leased Facilities
Schedule 4.14           -     Taxes
Schedule 4.15           -     Compliance with Laws
Schedule 4.16           -     Approval and Consents
Schedule 4.17           -     Cure Amounts
Schedule 4.18           -     Environmental Permits, Licenses, Compliance, Etc.
Schedule 4.19           -     Absence of Undisclosed Liabilities
Schedule 4.20           -     Affiliated Transactions
Schedule 4.21           -     Intellectual Property
Schedule 4.22           -     Insurance
Schedule 4.23           -     Accounts Receivable
Schedule 4.24           -     Contracts

Schedule 4.26           -     Franchising
Schedule 4.27           -     Accounts Payable and Accrued Expenses
Schedule 4.28           -     Brokers
Schedule 4.29           -     Absence of Certain Developments
Schedule 4.30           -     Officers, Directors and Bank Accounts
Schedule 6.3            -     Conduct of the Business Pending the Closing

                                                                     EXHIBIT 4.2


                            ASSET PURCHASE AGREEMENT

                  THIS ASSET PURCHASE AGREEMENT is made and entered into as of this 28th day of June, 2002, by and between (i) TT Acquisition LLC, a Michigan limited liability company ("Purchaser"), and (ii) Tutor Time Learning Systems, Inc., a Florida corporation ("Tutor Time"), and each of its subsidiaries listed on the signature page of this Agreement (each a "Seller" and collectively, "Sellers").

                  In consideration of the mutual covenants, agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I
                      DEFINITIONS AND RULES OF CONSTRUCTION

Definitions. Unless otherwise defined herein, terms used herein shall have the meanings set forth below:

                  "Acquired Assets" shall have the meaning set forth in Section 2.1(a) hereof.

                  "Acquisition Proposal" means a proposal (other than by Purchaser or its Affiliates) relating to any merger, consolidation, business combination, sale or other disposition of 20% or more of the Acquired Assets pursuant to one or more transactions, the sale of 20% or more of the outstanding shares of capital stock of any Seller (including, without limitation, by way of a tender offer, foreclosure or plan of reorganization or liquidation) or a similar transaction or business combination involving one or more Third Parties and any Seller.

                  "Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

                  "Agreement" means this Asset Purchase Agreement, including all Exhibits and Schedules hereto, as the same may be amended from time to time in accordance with its terms.

                  "Allocation" shall have the meaning set forth in Section 13.11(b) hereof.

                  "Applicable Rate" means the prime rate of interest reported from time to time in The Wall Street Journal.

                  "Assignment and Assumption" shall have the meaning set forth in Section 10.2(c) hereof.

                  "Assumed Contracts" means all Contracts identified in Schedule 2.1(a)(vi) attached hereto under the heading "Assumed Contracts," other than those excluded by Purchaser from the Acquired Assets pursuant to Section 2.3(c).

                  "Assumed Equipment Leases" means all equipment leases identified in Schedule 2.1(a)(vi) attached hereto under the heading "Assumed Equipment Leases," other than those excluded by Purchaser from the Acquired Assets pursuant to Section 2.3(c) hereof.

                  "Assumed Executory Contracts" means the Assumed Contracts and the Assumed Leases.

                  "Assumed Facilities" means the Facilities identified in the Assumed Facility Leases.

                  "Assumed Facility Leases" means all real property leases of Sellers applicable to the Leased Facilities identified in Schedule 2.1(a)(vii) attached hereto, other than those excluded by Purchaser from the Acquired Assets pursuant to Section 2.3(c) hereof.

                  "Assumed Leases" means the Assumed Equipment Leases and the Assumed Facility Leases.

                  "Assumed Obligations" shall have the meaning set forth in
Section 2.2(a) hereof.

                  "Avoidance Action" or "Avoidance Actions" shall have the meaning set forth in Section 2.3(a) hereof.

                  "Bankruptcy Code" means title 11 of the United States Code.

                  "Bankruptcy Court" means the United States Bankruptcy Court for the Southern District of Florida.

                  "Baseline Senior Facility Amount" means $15,500,000.

                  "Benefit Plan" means any "employee benefit plan" (including, without limitations, "plans" as defined in ERISA Section 3(3)), profit sharing, deferred compensation, bonus, stock option, stock purchase, vacation pay, holiday pay, pension, retirement plans, medical and any other form of compensation or benefit plan, program or arrangement of any kind regardless of whether any such plan is written or oral or provided under an employment, collective bargaining or other similar arrangement.

                  "Bidding Procedures Order" means the order of the Bankruptcy Court, dated May 30, 2002, a copy of which is attached hereto as Exhibit A.

                  "Books and Records" means (a) all records and lists of any Seller pertaining to the Acquired Assets, (b) all records and lists pertaining to the Business (including, without limitation, merchandise and analysis reports, marketing analysis reports and creative material) or customers, suppliers or personnel of any Seller (including, without limitation, customer lists, mailing lists, e-mail address lists, recipient lists, sales records, correspondence with customers, customer files and account histories, supply lists and records of purchases from and correspondence with suppliers), (c) all product, business and marketing plans of any Seller related to or used in connection with the Business and (d) all books, ledgers, files, reports, plans, drawings and operating records of every kind maintained by any Seller related to or used in connection with the Business, but excluding the originals of the minute books, stock books and all Tax Returns of any Seller.

                  "Breakup Fee" means $750,000.

                  "Business" means the activities carried on by Sellers and any of their Affiliates relating to the provision of education-based childcare services (directly and as a franchisor).

                  "Cash" shall have the meaning set forth in Section 2.1(a)(i) hereof.

                  "Cash Portion" shall have the meaning set forth in Section 3.1(a) hereof.

                  "CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.).

                  "Chapter 11 Cases" means the cases commenced by Sellers under Chapter 11 of the United States Bankruptcy Code in the Bankruptcy Court.

                  "Claim" shall have the meaning set forth in section 101(5) of the Bankruptcy Code.

                  "Closing Date" shall have the meaning set forth in Section
10.1 hereof.

                  "Closing" shall have the meaning set forth in Section 10.1 hereof.

                  "COBRA" shall have the meaning set forth in Section 4.7(e) hereof.

                  "Code" means the United States Internal Revenue Code of 1986, as amended.

                  "Company Intellectual Property" shall have the meaning set forth in Section 4.21(b) hereof.

                  "Contract" means any agreement, contract, commitment or other binding arrangement or understanding related to the Business, whether written or oral, to which any Seller is a party and which any Seller is capable of assuming and assigning.

                  "Deposit" shall have the meaning set forth in Section 3.3 hereof.

                  "Disclosure Schedule" shall have the meaning set forth in
Section 4.1 hereof.

                  "Dollars" or "$" means dollars of the United States of America.

                  "Employee Benefit Plan" shall have the meaning set forth in
Section 4.7 hereof.

                  "Environmental Laws" means all federal, state, local and foreign statutes, Regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law, in each case concerning public health and safety, worker health and safety, pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, threatened Release, control, or cleanup of any Hazardous Substances (including without limitation CERCLA and analogous state laws), each as amended or in effect prior to or as of Closing.

                  "ERISA Affiliate" means each entity which is treated as a single employer with any Seller or its Subsidiaries for purposes of Code Section 414.

                  "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and all regulations issued thereunder.

                  "Escrow Agent" means Greenberg Traurig, P.A., counsel to the Sellers.

                  "Escrow Amount" means $250,000.

                  "Escrow Closing Amount" means all amounts in the Escrow Account on the Closing Date (including interest accrued on the Deposit).

                  "Excluded Assets" shall have the meaning set forth in Section
2.3 hereof.

                  "Excluded Contracts" shall have the meaning set forth in
Section 2.3(b) hereof.

                  "Excluded Environmental Liabilities" means any Liability or investigatory, corrective or remedial obligation, whenever arising or occurring, arising under Environmental Laws with respect to Sellers or any of their predecessor(s) or Affiliate(s), the Business, the Acquired Assets or the Leased Facilities (including without limitation any arising from the on-site or off-site Release, threatened Release, treatment, storage, disposal, or arrangement for disposal of Hazardous Substances) whether or not constituting a breach of any representation or warranty herein and whether or not set forth on any disclosure schedule attached hereto, except to the extent that the facts or circumstances underlying any such Liability or obligation are caused or occur after the Closing Date.

                  "Excluded Leases" shall have the meaning set forth in Section 2.3(b) hereof.

                  "Executive Officer" of a Person means its chairman, chief executive officer, president, any vice president, director or head of any business function, general counsel, or any other Person exercising similar policy-making functions on behalf of such Person.

                  "Exhibits" means the exhibits hereto.

                  "Facilities" means the premises at which Sellers conduct the Business.

                  "Final Order" means an Order as to which the time to file an appeal, a motion for rehearing or reconsideration (excluding any motion under F.R.C.P. 60(b)) or a petition for writ of certiorari has expired and no such appeal, motion or petition is pending.

                  "Financial Statements" shall have the meaning set forth in
Section 4.5(a) hereof.

                  "GAAP" means, at a given time, United States generally accepted accounting principles, consistently applied.

                  "Hazardous Substances" means any pollutants, contaminants or chemicals, and any industrial, toxic or otherwise hazardous materials, substances or wastes with respect to which liability or standards of conduct are imposed under any Environmental Laws, including, without limitation, petroleum and petroleum-related substances, products, by-products and wastes, asbestos, urea formaldehyde and lead-based paint.

                  "Indebtedness" with respect to any Person means any obligation of such Person for borrowed money, and in any event shall include (a) any obligation incurred for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the Ordinary Course of Business, (b) the face amount of all letters of credit issued for the account of such Person, (c) obligations (whether or not such Person has assumed or become liable for the payment of such obligation) secured by Liens, (d) capitalized lease obligations, (e) all guarantees and similar obligations of such Person, (f) all accrued interest, fees and charges in respect of any Indebtedness and (g) all prepayment premiums and penalties, and any other fees, expenses, indemnities and other amounts payable as a result of the prepayment or discharge of any Indebtedness.

                  "Insider" means, any Executive Officer, director, stockholder, partner or Affiliate, as applicable, of any Seller or any of its Subsidiaries or any individual related by marriage or adoption to any such individual or any entity in which any such Person owns any beneficial interest.

                  "Intellectual Property" means all of the following in any jurisdiction throughout the world: (a) patents, patent applications and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions and reexaminations thereof; (b) trademarks, service marks, trade dress, logos, slogans, trade names, internet domain names and corporate names, together with all goodwill associated therewith, and applications, registrations and renewals in connection therewith;
(c) copyrights, mask works and copyrightable works, and applications, registrations and renewals in connection therewith; (d) trade secrets and confidential business information (including ideas, research and development, know-how, inventions, formulas, compositions, manufacturing and production processes and techniques, designs, drawings and specifications); (e) proprietary computer software (including but not limited to source code, executable code data, databases and documentation); (f) copies and tangible embodiments of any of the foregoing in whatever form or medium; and (g) all other Intellectual Property.

                  "Inventory" means all inventory held by any Seller for resale in the ordinary course of the Business and all raw materials, work in process, finished products, and similar items with respect to such inventory, in each case wherever the same may be located.

                  "Knowledge of Sellers" shall mean the actual knowledge of any director or Executive Officer of Sellers.

                  "Latest Balance Sheet" shall have the meaning set forth in
Section 4.5(a) hereof.

                  "Leased Facilities" means all of Sellers' and their Subsidiaries' right, title and interest in all leases, subleases, licenses, concessions and other agreements (written or oral), pursuant to which a Seller or a Subsidiary of a Seller holds a leasehold or subleasehold estate in, or is granted the right to use or occupy, any land, buildings, structures, improvements, fixtures or other interest in real property which is used or intended to be used in, or otherwise related to, the Business.

                  "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due and regardless of when asserted), including, without limitation, any liability for Taxes.

                  "Lien" or "Liens" shall have the meaning set forth in Section 2.1(b) hereof.

                  "Material Adverse Change" or "Material Adverse Effect" means, any event, change, condition or matter that individually or in the aggregate results in or could reasonably be expected to result in a material adverse effect or change in the results of operations or condition (financial or otherwise) or prospects of the Business or the Acquired Assets, except the filing of the Chapter 11 Cases and reasonably anticipated effects thereof.

                  "Material Assumed Facility" shall have the meaning set forth in Section 8.4(a) hereof.

                  "Material Contract" shall have the meaning set forth in
Section 4.24(c) hereof.

                  "Notice" means any summons, citation, directive, order, claim, litigation, proceeding, judgment, letter or other communication, written or oral, actual or threatened, from the United States Environmental Protection Agency or any other federal, state, local or foreign agency or authority, or any other entity or any individual and shall include the imposition of any lien on property owned, leased, occupied or used by any Seller pursuant to any Environmental Law.

                  "Order" means any decree, order, injunction, rule, judgment, consent of or by any court or governmental authority.

                  "Ordinary Course of Business" means the operation of the Business by Sellers in the usual and ordinary course in a manner substantially similar to the manner in which Sellers operated prior to the commencement of the Chapter 11 Cases.

                  "Owned Real Property" means all land and all buildings, structures, fixtures and other improvements located thereon, and all easements, rights of way, servitudes, tenements, hereditaments, appurtenances, privileges and other rights with respect thereto owned by Sellers.

                  "Permits" means all transferable licenses, permits, approvals, certificates of occupancy, authorizations, operating permits, registrations, plans and the like relating exclusively to the conduct of the Business for which consent is obtained.

                  "Permitted Liens" means (i) statutory liens for current property Taxes and assessments not yet due and payable, including, without limitation, liens for ad valorem Taxes and statutory liens not yet due and payable arising other than by reason of any default on the part of any Seller, and liens for property Taxes being contested in good faith by any Seller by appropriate proceedings and with respect to which adequate reserves have been established by any Seller in accordance with GAAP and (ii) easements, covenants, conditions, restrictions and other similar matters on real property, leasehold estates or personalty that do not in any material respect detract from the value thereof and do not individually or in the aggregate in any material respect interfere with the present use of the property subject thereto in the operation of the Business.

                  "Person" means any corporation, partnership, joint venture, limited liability company, organization, entity, authority or natural person.

                  "Proceeding" shall have the meaning set forth in Section 2.4(i) hereof.

                  "Purchase Price" shall have the meaning set forth in Section 3.1(a) hereof.

                  "Purchaser" shall have the meaning set forth in the Preamble hereto.

                  "Regulation" means any law, statute, regulation, ruling, rule or Order of, administered or enforced by or on behalf of, any court or governmental authority.

                  "Rehired Employees" shall have the meaning set forth in
Section 12.2(b) hereof.

                  "Release" shall have the meaning set forth in CERCLA.

                  "Retention Plan" means the retention plan in the form of Exhibit G attached hereto adopted by Sellers prior to the date hereof, to the extent approved by the Bankruptcy Court.

                  "Rule" or "Rules" means the Federal Rules of Bankruptcy Procedure.

                  "Sale Hearing" means the hearing of the Bankruptcy Court to approve the transactions contemplated by this Agreement.

                  "Sale Order" means the order of the Bankruptcy Court, substantially in the form of Exhibit B attached hereto, to be entered by the Bankruptcy Court pursuant to sections 363 and 365, and to the extent possible section 1146(c), of the Bankruptcy Code (i) approving this Agreement and the transactions contemplated hereby; (ii) approving the sale of the Acquired Assets to Purchaser free and clear of all Liens, Claims, encumbrances and interests (other than Permitted Liens) pursuant to section 363(f) of the Bankruptcy Code,
(iii) approving the assumption and assignment to Purchaser of the Assumed Executory Contracts, without adequate assurance of future performance liability pursuant to section 365(f)(2) of the Bankruptcy Code, except Purchaser's promise to perform following the Closing obligations under the Assumed Executory Contracts; (iv) transferring and assigning the Assumed Executory Contracts such that the Assumed Executory Contracts will be in full force and effect from and after the Closing with non-debtor parties being barred and precluded from asserting against Purchaser, among other things, defaults, breaches or claims of pecuniary losses existing as of the Closing or by reason of the Closing; (v) finding that Purchaser is a good-faith purchaser entitled to the protections of section 363(m) of the Bankruptcy Code; (vi) confirming that Purchaser is acquiring the Acquired Assets free and clear of the Unassumed Liabilities and providing for a full release of Purchaser with respect to the Unassumed Liabilities; (vii) that under section 1146(c) of the Bankruptcy Code there will be no transfer or similar tax to either Sellers or Purchaser; (viii) providing that the provisions of Rules 6004(g) and 6006(d) of the Federal Rules of Bankruptcy Procedure are waived and there will be no stay of execution of the Sale Order under Rule 62(a) of the Federal Rules of Civil Procedure; (ix) retaining jurisdiction of the Bankruptcy Court to interpret and enforce the terms and provisions of this Agreement; and
(x) authorizing the results of the Auction, as contemplated under the Bidding Procedures Order.

                  "Schedules" means the schedules attached hereto.

                  "Seller" and "Sellers" shall have the meaning set forth in the Preamble hereto.

                  "Senior Facility" means (i) that certain Financing Agreement dated as of March 23, 2000, as amended from time to time prior to the date hereof, by and among Sellers, certain affiliates of Sellers and Senior Lender, and (ii) that certain Financing Agreement, dated as of May 14, 2002, as amended from time to time on or prior to the Closing Date, by and among Sellers, as debtors and debtors-in-possession, and Senior Lender.

                  "Senior Facility Amount" means all principal, interest, fees, expenses and other amounts owed by Sellers to the Senior Lender pursuant to the Senior Facility.

                  "Senior Lender" means Ableco Finance LLC, as a lender under the Senior Facility and as agent for certain Affiliates which are lenders under the Senior Facility.

                  "Subsidiary" means, with respect to any Person, any corporation a majority of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, limited liability company, association or other business entity a majority of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing director or general partner of such partnership, limited liability company, association or other business entity.

                  "Surveys" shall have the meaning set forth in Section 8.4(b) hereof.

                  "Tax" and, with correlative meaning, "Taxes" mean with respect to any Person (a) all federal, state, local, county, foreign and other taxes, assessments or other government charges, including, without limitation, any income, alternative or add-on minimum tax, estimated gross income, gross receipts, sales, use, ad valorem, value added, transfer, capital stock franchise, profits, license, registration, recording, documentary, intangibles, conveyancing, gains, withholding, payroll, employment, social security (or similar), unemployment, disability, excise, severance, stamp, occupation, premium, property (real and personal), environmental or windfall profit tax, custom duty or other tax, governmental fee or other like assessment, charge, or tax of any kind whatsoever, together with any interest, penalty, addition to tax or additional amount imposed by any Taxing Authority responsible for the imposition of any such tax (domestic or foreign) whether such Tax is disputed or not, or (b) liability for the payment of any amounts of the type described in clause (a) above relating to any other Person as a result of being party to any agreement to indemnify such other Person, being a successor or transferee of such other Person, or being a member of the same affiliated, consolidated, combined, unitary or other group with such other Person.

                  "Tax Return" means any report, return, declaration, claim for refund or other information or statement supplied or required to be supplied by any Seller relating to Taxes, including any schedules or attachments thereto and any amendments thereof.

                  "Taxing Authority" means any governmental authority.

                  "Third Party" means any Person other than Sellers, Purchaser or any of their respective Affiliates.

                  "Title Commitments" shall have the meaning set forth in
Section 8.4(a) hereof.

                  "Title Insurer" shall have the meaning set forth in Section 8.4(a) hereof.

                  "Title Policies" shall have the meaning set forth in Section 8.4(a) hereof.

                  "Transaction Documents" means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any party in connection with the transactions contemplated to be consummated pursuant to this Agreement.

                  "Transition Period" shall have the meaning set forth in
Section 12.10 hereof.

                  "UFOC" shall have the meaning set forth in Section 4.26(b) hereof.

                  "Unassumed Liabilities" shall have the meaning set forth in
Section 2.4 hereof.

                  "WARN Act" shall have the meaning set forth in Section 12.5 hereof.

         1.2 Rules of Construction. Unless the context otherwise clearly indicates, in this Agreement:

                  (a)      the singular includes the plural;

                  (b)      "includes" and "including" are not limiting;

                  (c)      "may not" is prohibitive and not permissive; and

                  (d)      "or" is not exclusive.

                                   ARTICLE II
              PURCHASE AND SALE; ASSUMPTION OF CERTAIN LIABILITIES

         2.1 Purchase and Sale of Assets.

                  (a) Subject to the terms and conditions set forth in this Agreement, at the Closing, Sellers shall sell, contribute, convey, assign, transfer and deliver to Purchaser, free and clear of all Liens (except for the Assumed Obligations and Permitted Liens), and Purchaser shall purchase, acquire and take assignment and delivery of, for the consideration specified in Section 3.1, all properties, assets, rights, titles and interests of every kind and nature, owned or leased by Sellers (including indirect and other forms of beneficial ownership) as of the Closing Date, which are used in, useful for or otherwise associated with the Business (including, without limitation, all assets located on the premises of the Assumed Facilities), whether tangible or intangible, real or personal and wherever located and by whomever possessed, including, without limitation, all of the following assets but excluding Excluded Assets pursuant to Section 2.3 (all of the assets to be sold, assigned, transferred and delivered to Purchaser hereunder herein called the "Acquired Assets"):

                           (i) all cash (including, without limitation, checking
account balances, certificates of deposit and other time deposits and petty cash) and marketable and other securities net of overdrafts ("Cash"), less $250,000 which shall be used to administer the estate of Sellers after the Closing; provided, however, that to the extent that immediately prior to the Closing, Sellers have less than $250,000 in Cash, Purchaser shall pay to Sellers an amount equal to (i) $250,000 less (ii) the amount of Seller's Cash immediately prior to Closing less (iii) the amount of any administrative expenses paid by Sellers at or prior to Closing relating to the administration of the estate of Sellers after the Closing;

                           (ii) all accounts and notes receivables (whether
current or noncurrent) and all causes of action specifically pertaining to the collection of the foregoing;

                           (iii) all promotional allowances and vendor rebates
and similar items; all Tax refunds, rebates, credits and similar items relating to any period, or portion of any period, on or prior to the Closing Date;

                           (iv) all Intellectual Property, along with all
income, royalties, damages and payments derived therefrom, which are due or payable to Sellers as of the Closing or thereafter, including, without limitation, damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world and all copies and tangible embodiments of any such Intellectual Property in Sellers' possession or control;

                           (v) all of Sellers' rights existing under the Assumed
Executory Contracts;

                           (vii) all Assumed Facilities and all buildings and
other improvements located on such property, and all easements, licenses, rights of way, Permits and all appurtenances to the Assumed Facility Leases including, without limitation, all appurtenant rights in and to public streets, whether or not vacated;

                           (viii) all leasehold improvements and all machinery,
equipment (including all transportation and office equipment), fixtures, trade fixtures, computer equipment, telephone systems and furniture owned by Sellers wherever located, including, without limitation, all such items which are located in any building, warehouse, office or other space leased, owned or occupied by Sellers or used in connection with the Business;

                           (ix) all inventories of work in process,
semi-finished and finished goods, stores, replacement and spare parts, packaging materials, operating supplies, and fuels, owned by Sellers wherever located;

                           (x) all office supplies, production supplies, spare
parts, other miscellaneous supplies, and other tangible property of any kind wherever located, including, without limitation, all property of any kind located in any building, office or other space leased, owned or occupied by Sellers or in any warehouse where any of Sellers' properties and assets may be situated;

                           (xi) all deposits and advances and prepaid and other
current assets relating to the Business;

                           (xii) all claims, deposits, prepayments, warranties,
guarantees, refunds, causes of action, rights of recovery, rights of set-off and rights of recoupment of every kind and nature (whether or not known or unknown or contingent or non-contingent), other than those relating exclusively to Excluded Assets and/or Excluded Contracts;

                           (xiii) the right to receive and retain mail, accounts
receivable payments and other communications relating to the Business;

                           (xiv) the right to bill and receive payment for
products shipped or delivered and services performed but unbilled or unpaid as of the Closing;

                           (xv) all Books and Records;

                           (xvi) all advertising, marketing and promotional
materials and all other printed or written materials;

                           (xvii) to the extent transferable, all Permits,
licenses, certifications and approvals from all permitting, licensing, accrediting and certifying agencies, and the rights to all data and records held by such permitting, licensing and certifying agencies;

                           (xviii) all goodwill as a going concern and all other
intangible properties;

                           (xix) all telephone numbers used by Sellers;

                           (xx) except for indemnities that relate solely to
Excluded Contracts or Excluded Assets, all indemnities relating to the Acquired Assets or the Business prior to the Closing Date;

                           (xxi) all rights to proceeds under insurance policies
to the extent related to or payable in connection with any of the Acquired Assets, the Assumed Obligation or the Business prior to the Closing Date; and

                           (xxii) all security deposits relating to Assumed
Contracts.

                  (b) All of the Acquired Assets shall be sold, assigned, transferred, conveyed and delivered to Purchaser free and clear of all liens (including liens for Taxes) (other than Permitted Liens), encumbrances (other than the Assumed Obligations) (including, without limitation, any leasehold interests, licenses or other rights, in favor of a Third Party or a Seller, to use any portion of the Acquired Assets), Claims, security interests, of whatever kind or nature, mortgages, pledges, restrictions, charges, instruments, licenses, encroachments, options, rights of recovery, judgments, orders and decrees of any court or foreign or domestic governmental authority, interest, products and Taxes (including foreign, federal, state and local Taxes), in each case of any kind or nature, whether secured or unsecured, choate or inchoate, filed or unfiled, scheduled or unscheduled, noticed or unnoticed, recorded or unrecorded, contingent or non-contingent, material or non-material, known or unknown, and including all claims based on any theory that Purchaser is a successor, transferee or continuation of Sellers or the Business, in each case, other than the Assumed Obligations expressly assumed herein (each a "Lien" and collectively the "Liens"), whether arising prior to or subsequent to the date of the filing of the Chapter 11 petitions of Sellers, and in accordance with the terms of the Sale Order and sections 363(f) and 365 of the Bankruptcy Code.

         2.2 Assignment and Assumption of Liabilities.

         (a) Subject to the terms and conditions set forth in this Agreement, Purchaser shall assume from Sellers and thereafter pay, perform or discharge in accordance with their terms, and shall indemnify and hold Sellers harmless from, the following liabilities and obligations of Sellers (all such liabilities and obligations herein called the "Assumed Obligations"): (i) obligations under the Assumed Facility Leases first arising after the Closing; (ii) obligations under the Assumed Equipment Leases first arising after the Closing; (iii) obligations under the Assumed Contracts first arising after the Closing, (iv) any cure obligations (up to but in no case exceeding $4,500,000 in the aggregate) set forth on Schedule 4.17 with respect to the Assumed

Executory Contracts; (v) obligations with respect to any unused vacation or sick leave earned and accrued (to the extent not paid) by all Persons employed by any of Sellers as of the Closing Date; (vi) any obligation with respect to wages and salary and commissions earned and accrued (to the extent not paid) by all Persons employed by any of Sellers as of the Closing Date; (vii) obligations under the Retention Plan; (viii) obligations with respect to payroll taxes; (ix) obligations with respect to capitalized leases; (x) obligations with respect to customer deposits; (xi) obligations with respect to deferred franchising fees;
(xii) obligations with respect to health insurance claims incurred but not reported (to the extent not paid) by all Persons employed by any of Sellers as of the Closing Date; (xiii) obligations with respect to any underfunding in connection with the advertising fund contemplated under Sellers' franchise agreements in an amount not to exceed $500,000 in the aggregate; (xiv) obligations with respect to the funding of all of Sellers' July 2002 rent obligations due on account of non-residential real property leases and equipment leases; and (xv) obligations, in an amount not to exceed $1,100,000 in the aggregate, with respect to payables coming due in the ordinary course of business in July 2002 which were not paid by Sellers by borrowing under the Senior Facility, including, but not limited to, those set forth on Schedule 2.2.

         (b) The transactions contemplated by this Agreement shall in no way expand the rights or remedies of any Third Party against Purchaser or Sellers as compared to the rights and remedies which such Third Party would have had against Sellers absent the Chapter 11 Cases, had Purchaser not assumed such Assumed Obligations.

         2.3 Excluded Assets. Notwithstanding anything to the contrary in this Agreement, the following assets of Sellers shall be retained by Sellers and are not being sold or assigned to Purchaser hereunder (all of the following are referred to collectively as the "Excluded Assets"):

                  (a) any and all rights under this Agreement and avoidance claims or causes of action arising under the Bankruptcy Code or applicable state law, including, without limitation, (i) all rights and avoidance claims of Sellers arising under sections 544 through 553, inclusive, of the Bankruptcy Code, (ii) all claims against current directors and current officers of Sellers, if any, and (iii) all claims against former directors and former officers for breaches of fiduciary duty, if any (each an "Avoidance Action" and collectively the "Avoidance Actions");

                  (b) all leases other than the Assumed Leases (the "Excluded Leases") and all Contracts other than the Assumed Contracts (the "Excluded Contracts");

                  (c) any asset set forth on Schedule 2.3(c) attached hereto; provided that Purchaser may amend Schedule 2.3(c), Schedule 2.1(a)(vi), and Schedule 2.1(a)(vii) at any time on or before one (1) day prior to the Closing Date in order to exclude from the definition of Acquired Asset any other asset, lease or Contract not otherwise excluded; provided further that such exclusion shall not serve to reduce or otherwise affect the amount of the Cash Portion of the Purchase Price;

                  (d) income Tax Returns and related materials;

                  (e) the equity securities of any Seller;

                  (f) all retainers paid to attorneys and other professionals in connection with their representation of Sellers; and

                  (g) Sellers' rights under this Agreement including all cash and non-cash consideration payable or deliverable to Sellers pursuant to the terms hereof.

         2.4 No Other Liabilities Assumed. Each Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement, Purchaser will not assume any obligation of any Seller, other than the Assumed Obligations. In furtherance and not in limitation of the foregoing, neither Purchaser nor any of its Affiliates shall assume, and shall not be deemed to have assumed, any debt, Claim, obligation or other Liability of any Seller or any of their respective Affiliates whatsoever (other than the Assumed Obligations), including, but not limited to the following (collectively, the "Unassumed Liabilities"):

                  (a) all obligations, claims, or Liabilities of Sellers or any predecessor(s) or Affiliate(s) of Sellers that relate to any of the Excluded Assets or Excluded Contracts;

                  (b) any cure obligations (pursuant to section 365 of the Bankruptcy Code) with respect to any Assumed Executory Contract to the extent the aggregate of all cure obligations with respect to the Assumed Executory Contracts exceeds $4,500,000;

                  (c) Excluded Environmental Liabilities;

                  (d) all obligations, claims, or Liabilities of Sellers or any predecessor(s) or Affiliate(s) of Sellers or for which Sellers or any predecessor(s) or Affiliate(s) of Sellers could be liable relating to Taxes (including with respect to the Acquired Assets or otherwise) including, without limitation, any Taxes that will arise as a result of the sale of the Acquired Assets or the assumption of the Assumed Obligations pursuant to this Agreement and any deferred Taxes of any nature;

                  (e) all obligations, claims, or Liabilities for any legal, accounting, investment banking, brokerage or similar fees or expenses incurred by any Seller in connection with, resulting from or attributable to the transactions contemplated by this Agreement or otherwise;

                  (f) all Indebtedness of any Seller or any predecessor(s) or Affiliate(s) of any Seller;

                  (g) all obligations and Liabilities of Sellers related to the right to or issuance of any capital stock or other equity interest of Sellers, including, without limitation, any stock options or warrants;

                  (h) all obligations and Liabilities of Sellers or any predecessor(s) or Affiliate(s) of Sellers resulting from, caused by or arising out of, or which relate to, directly or indirectly, the conduct of the Business or ownership or lease of any properties or assets or any properties or assets previously used by Sellers, or other actions, omissions, including, without limitation, any amounts due or which may become due or owing under the Assumed Leases or the Assumed Contracts with respect to the period prior to Closing (except for cure payments payable by Purchaser as contemplated in Section 2.2 of this Agreement), whether known or unknown on the date hereof;

                  (i) all obligations and Liabilities of Sellers or any predecessor(s) or Affiliate(s) of Sellers resulting from, caused by or arising out of, or which relate to, directly or indirectly, the conduct of the Business anywhere or ownership or lease of any properties or assets or any properties or assets previously used by Sellers at any time, or other actions, omissions or events occurring prior to the Closing and which (i) constitute, may constitute or are alleged to constitute a tort, breach of contract or violation of any law, rule, regulation, treaty or other similar authority or (ii) relate to any and all Claims, disputes, demands, actions, liabilities, damages, suits in equity or at law, administrative, regulatory or quasi-judicial proceedings, accounts, costs, expenses, setoffs, contributions, attorneys' fees and/or causes of action of whatever kind or character ("Proceeding") against Sellers or any predecessor(s) or Affiliate(s) of Sellers, whether past, present, future, known or unknown, liquidated or unliquidated, accrued or unaccrued, pending or threatened;

                  (j) any obligation or Liability arising out of any Proceeding commenced after the Closing and arising out of, or relating to, any occurrence or event happening prior to the Closing;

                  (k) all obligations, claims or Liabilities (whether known or unknown) with respect to the employees or former employees, or both, of any Seller arising from the operation of the Business prior to the Closing, including, without limitation, payroll, vacation, sick leave, worker's compensation, unemployment benefits, pension benefits, employee stock option or profit sharing plans, heath care plans or benefits, or any other employee plans or benefits or other compensation of any kind to any employee, and obligations of any kind including, without limitation, any Liability pursuant to the WARN Act for any action or inaction prior to the Closing;

                  (l) any obligation or Liability arising under any Employee Benefit Plan or any other employee benefit plan, program or arrangement at any time maintained, sponsored or contributed to by any Seller or any ERISA Affiliate, or with respect to which Sellers or any ERISA Affiliate has any liability;

                  (m) all accounts payable arising prior to the Closing;

                  (n) any obligation or Liability arising out of or relating to services and/or products of Sellers to the extent provided, developed and/or sold prior to the Closing;

                  (o) any obligation or Liability under any Assumed Executory Contract which arises, or Purchaser receives notice of, after the Closing but which arises out of or relates to any breach that occurred prior to the Closing;

                  (p) any obligation or Liability under any contract, agreement, lease, mortgage, indenture or other instrument not assumed by Purchaser hereunder;

                  (q) any obligation or Liability under any employment, severance, retention or termination agreement with any employee, consultant or contractor of Sellers;

                  (r) any obligation or Liability arising out of or relating to any Seller employee grievance whether or not the affected employees are hired by Purchaser;

                  (s) any obligation or Liability of Sellers to any shareholder or Affiliate of any Seller;

                  (t) any obligation or Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of any Seller, except for payments pursuant to the Retention Plan;

                  (u) any obligation or Liability to distribute to any Seller's shareholders or otherwise apply all or any part of the consideration received hereunder;

                  (v) any obligation or Liability arising out of or resulting from any Seller's non-compliance with any law, ordinance, Regulation or treaty;

                  (w) any obligation or Liability of Sellers under this Agreement or any other document executed in connection herewith; and

                  (x) any obligation or Liability of any Seller based upon such Seller's acts or omissions occurring after the Closing.

The parties acknowledge and agree that disclosure of any obligation or Liability on any Schedule to this Agreement shall not create an Assumed Obligation or other Liability of Purchaser, except where such disclosed obligation has been expressly assumed by Purchaser as an Assumed Obligation in accordance with the provisions of Section 2.2 hereof.

         2.5 Deemed Consents and Cures. For all purposes of this Agreement (including all representations and warranties of Sellers contained herein), Sellers shall be deemed to have obtained all required consents in respect of the assignment of any Assumed Contract or Assumed Lease if, and to the extent that, pursuant to the Sale Order or other Bankruptcy Court order, Sellers are authorized to assume and assign Assumed Contracts and/or Assumed Leases to Purchaser pursuant to section 365 of the Bankruptcy Code and any applicable cure cost has been satisfied by Purchaser or Sellers, as provided herein.

         2.6 Obligations in Respect of Required Consents. To the extent that any Assumed Executory Contract is subject to a cure (pursuant to section 365 of the Bankruptcy Code), immediately after the Closing, Purchaser shall directly pay or otherwise provide for such cure; provided, however, if the aggregate of all cure obligations with respect to the Assumed Executory Contracts exceeds $4,500,000, Sellers shall pay all additional cure obligations in excess of $4,500,000 with respect to the Assumed Executory Contracts. Sellers shall provide to Purchaser, at least three business days prior to the Closing Date, a schedule setting forth the name and address of each person to whom a cure payment is to be made, and the amount of the cure payment owed to such person.

                                   ARTICLE III
                                BASIC TRANSACTION

         3.1 Purchase Price.

                  (a) The aggregate purchase price for the Acquired Assets
(the "Purchase Price") shall be (i) an amount in cash equal to $15,500,000, minus (ii) the amount (if any) by which the Senior Facility Amount as of the Closing Date is less than the Baseline Senior Facility Amount plus (iii) the amount of any Cash (which in no case shall exceed $250,000) paid by Purchaser to Sellers pursuant to Section 2.1(a)(i) plus (iv) $2,500,000 plus (v) the Breakup Fee (the foregoing, the "Cash Portion") plus (vi) the dollar amount of any cure payments to be made (pursuant to section 365 of the Bankruptcy Code) by Purchaser on behalf of Sellers (which in no case shall exceed $4,500,000) plus
(vii) the dollar value of the Assumed Obligations.

                  (b) At the Closing, Purchaser shall assume the Assumed Obligations and pay, by wire transfer of immediately available funds to an account of Sellers' counsel, as designated by Sellers at least two business days prior to the Closing Date, to Sellers an amount equal to (i) the Cash Portion minus (ii) the Escrow Closing Amount minus $2,000 minus (iii) $750,000 (representing the Breakup Fee). The amount paid to Sellers' counsel pursuant to this Section 3.1(b) shall be disbursed as reflected in the Final Order.

                  (c) At the Closing, the Escrow Agent shall deliver to Sellers the Escrow Closing Amount.

                  (d) At the Closing, Purchaser shall pay to Sun T Acquisition Corp (f/k/a Tutor Time Corporation) $750,000, representing the Breakup Fee.

         3.2 Further Assurances. From time to time after the Closing and without further consideration, (i) Sellers, upon the request of Purchaser, shall execute and deliver such documents and instruments of conveyance and transfer as Purchaser may reasonably request in order to consummate more effectively the purchase and sale of the Acquired Assets as contemplated hereby and to vest in Purchaser title to the Acquired Assets transferred hereunder, and (ii) Purchaser, upon the request of Sellers, shall execute and deliver such documents and instruments of contract or lease assumption as Sellers may reasonably request in order to confirm Purchaser's liability for the obligations specifically assumed hereunder or otherwise more fully consummate the transactions contemplated by this Agreement.

         3.3 Deposit. Sellers acknowledge that Purchaser has previously deposited with the Escrow Agent an amount equal to the Escrow Amount (the "Deposit"). In the event this Agreement is terminated by Sellers pursuant to
Section 11.1(c), the receipt by Sellers of the Deposit shall be Sellers' sole and exclusive remedy as liquidated damages and the Escrow Agent shall immediately disburse the Deposit and all interest accrued thereon to Sellers to be retained by Sellers for their own account. If this Agreement is terminated for any reason other than the termination of this Agreement by Sellers pursuant to Section 11.1(c), the Escrow Agent shall immediately upon such termination return to Purchaser the Deposit (together with all interest thereon) and Purchaser shall have no further obligation or Liability of any kind to

Sellers or any of their Affiliates. The fees and charges of the Escrow Agent, if any, arising out of its duties with respect to the Deposit, shall be paid in full by Sellers.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF SELLERS

         4.1 Sellers' Representations and Warranties. Sellers represent and warrant to Purchaser that the statements contained in this Article IV are correct and complete as of the date of this Agreement, except as expressly set forth in the disclosure schedules delivered by Sellers to Purchaser on the date hereof (the "Disclosure Schedules").

         4.2 Validity of Agreement. Subject to any necessary authorization from the Bankruptcy Court, Sellers have full power and authority to execute and deliver the Transaction Documents to which they are a party and to consummate the transactions contemplated hereby and thereby. No corporate proceedings on the part of any Seller are necessary to approve and authorize the execution and delivery of the Transaction Documents to which such Seller is a party and the consummation of the transactions contemplated thereby. All Transaction Documents to which any Seller is a party have been duly executed and delivered by each such Seller, except such Transaction Documents that are required by the terms hereof to be executed and delivered by Sellers after the date hereof, in which case such Transaction Documents will be duly executed and delivered by Sellers at or prior to the Closing, and, subject to any necessary authorization from the Bankruptcy Court, all Transaction Documents constitute, or will constitute, as the case may be, the valid and binding agreements of Sellers, enforceable against Sellers in accordance with their terms.

         4.3 Organization, Standing and Power. Each Seller is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and, except where the failure to obtain such qualification could not reasonably be expected to have a material adverse effect, is qualified to do business in every jurisdiction in which it is required to be qualified. All jurisdictions in which each Seller is qualified to do business are set forth on Schedule 4.3 attached hereto. Each Seller has full power and authority and all material licenses, Permits and authorizations necessary to own and operate its properties and to carry on the Business as now conducted. Correct and complete copies of each Seller's and each of their Subsidiaries' articles of incorporation and by-laws have been made available to Purchaser, which documents reflect all amendments made thereto at any time prior to the date of this Agreement. Correct and complete copies of the minute books containing the records of meetings of the stockholders and board of directors, the stock certificate books and the stock record books of each Seller and each of their Subsidiaries have been furnished to Purchaser. No Seller nor any of its Subsidiaries is in default under or in violation of any provision of its articles of incorporation or by-laws. Subject to any necessary authorization from the Bankruptcy Court, each Seller has all requisite corporate power and authority to own, lease and operate its properties, to carry on the Business as now being conducted and to execute and deliver this Agreement and all writings relating hereto and, subject to obtaining the Sale Order, to perform its obligations hereunder and thereunder.

         4.4 No Conflicts or Violations. Except as set forth on Schedule
4.4, attached hereto and subject to the entry of the Sale Order, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by Sellers do not and shall not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under, (c) result in a violation of, (d) give any Third Party the right to modify, terminate or accelerate any obligation under, (e) result in the creation of any Lien upon the Acquired Assets or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any court or administrative or other governmental body or agency, under the provisions of the articles of incorporation or by-laws of any Seller or any of its Subsidiaries or any indenture, mortgage, lease, loan agreement or other material agreement or instrument to which any Seller or any of its Subsidiaries is bound or affected, or any law, statute, rule or Regulation to which any Seller or any of its Subsidiaries is subject or any judgment, order or decree to which any Seller or any of its Subsidiaries is subject.

         4.5 Financial Statements and Related Matters.

                  (a) Set forth on Schedule 4.5 attached hereto are copies of Sellers' and each of their Subsidiaries' (i) unaudited consolidated and consolidating balance sheet as of March 31, 2002 (the "Latest Balance Sheet") and the related statements of income and cash flows for the 3-month period then ended, (ii) unaudited consolidated and consolidating balance sheets and statements of income and cash flows for the fiscal years ended December 31, 2001, and (iii) audited consolidated and consolidating balance sheets and statements of income and cash flows for the fiscal years ended December 31, 2000. Each of the foregoing financial statements (including in all cases the notes thereto, if any) (the "Financial Statements") is accurate and complete in all material respects, is consistent with Sellers' and each of their Subsidiaries' Books and Records (which, in turn, are accurate and complete in all material respects), presents fairly Sellers' and their Subsidiaries' financial condition and results of operations as of the times and for the periods referred to therein in all material respects, and has been prepared in accordance with GAAP, subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate) and to the absence of footnote disclosure.

                  (b) Sellers' and their Subsidiaries' notes and accounts receivable are valid receivables, current, and to the Knowledge of Sellers, are subject to no valid counterclaims or setoffs, at the aggregate amount recorded on Sellers' and their Subsidiaries' Books and Records as of the Closing, net of an amount of allowances for doubtful accounts which relate to those receivables computed in a manner consistent with GAAP and the accounting practices used in the preparation of the Latest Balance Sheet.

         4.6 Title to Assets; Assets Necessary to Business.

                  (a) Except as set forth on Schedule 4.6(a) attached hereto, Sellers and each of their Subsidiaries have good and marketable title to, or a valid leasehold interest in, the Acquired Assets. Since the date of the Latest Balance Sheet, no Seller has purchased any material amount of assets except in the Ordinary Course of Business and consistent with past practice.

                  (b) Except as described on Schedule 4.6(b) attached hereto, the Acquired Assets are in good operating condition and repair (ordinary wear and tear excepted) and are fit for use in the Ordinary Course of Business.

                  (c) Sellers and each of their Subsidiaries owns or leases all buildings, machinery, equipment, and other tangible assets necessary for the conduct of the Business as presently conducted. The Acquired Assets constitute all of the assets, agreements, licenses and properties owned by Sellers (other than the Excluded Assets) and are all assets, agreements, licenses and properties necessary in connection with the conduct of the Business.

                  (d) Subject to Bankruptcy Court approval, Sellers have the power and the right to sell, assign and transfer and Sellers will sell and deliver to Purchaser, and upon consummation of the transactions contemplated by this Agreement, Purchaser will acquire good and marketable title to the Acquired Assets, free and clear of all Liens other than Permitted Liens.

                  (e) This Agreement and the documents contemplated hereby, when duly executed and delivered by Sellers to Purchaser at the Closing, will effectively vest in Purchaser good and marketable title to the Acquired Assets, subject to the Permitted Liens.

         4.7 Employee Benefit Plans.

                  (a) Schedule 4.7(a) attached hereto, sets forth a complete and accurate list of each Benefit Plan Sellers or their Subsidiaries maintain, contribute to or have any liability or potential liability to any employee or former employee ("Employee Benefit Plan"). Sellers have made available to Purchaser true and correct copies, if applicable, of each Employee Benefit Plan. The Employee Benefit Plans are in compliance in all material respects with all applicable requirements of ERISA, the Code, and other applicable laws and have been administered in all material respects in accordance with their terms and such laws. Each Employee Benefit Plan which is intended to be qualified within the meaning of Section 401 of the Code has received a favorable determination letter as to its qualification, and nothing has occurred that would cause the loss of such favorable determination.

                  (b) No Employee Benefit Plan is a "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA) and no Seller nor any ERISA Affiliate has sponsored or contributed to or has any liability or potential liability to any multiemployer plan. No Seller nor any ERISA Affiliate has any liability with respect to any "employee benefit plan" (as such term is defined under Section 3(2) of ERISA) that is subject to Section 302 of ERISA or Section 412 of the Code.

                  (c) To the Knowledge of Sellers, no event or condition has occurred in connection with which any Seller or any of its ERISA Affiliates could reasonably be subject to any material liability, encumbrance or Lien with respect to any Employee Benefit Plan under ERISA, the Code or any other applicable law or under any agreement or arrangement pursuant to or under which any Seller or any of its ERISA Affiliates are required to indemnify any Person against such liability. There are no pending or, to the Knowledge of Sellers, threatened claims, suits, audits or investigations related to any Benefit Plan (other than routine claims for benefits).

                  (d) Except as set forth on Schedule 4.7(d) attached hereto, the consummation of the transactions contemplated by this Agreement (alone or in connection with any subsequent event, including a termination of employment) will not (i) accelerate the vesting or payment of any economic benefit provided or made available to any Seller's or its Subsidiaries' employees by such Seller or its Subsidiaries, (ii) increase the amount of any economic benefit provided or made available to any Seller's or its Subsidiaries' employees by such Seller or Subsidiaries, or (iii) accelerate or increase the funding obligation of any Seller or its Subsidiaries with respect to any Employee Benefit Plan.

                  (e) Sellers have complied with the health care continuation requirements of Part 6 of Subtitle B of Title I of ERISA ("COBRA"); and neither Sellers nor any Subsidiary has any obligations under any Employee Benefit Plan, or otherwise, to provide health or life insurance benefits to former employees of Sellers or their Subsidiaries, or any other person, except as specifically required under COBRA.

                  (f) With respect to each Employee Benefit Plan, all required or recommended (in accordance with past practices) payments, premiums, contributions, distributions, reimbursements or accruals for all periods (or partial periods) ending prior to or as of the Closing Date shall have been made or properly accrued.

         4.8 Labor Matters. Except as set forth in Schedule 4.8 attached hereto:

                  (a) With respect to the Business, each Seller and its Subsidiaries is in compliance in all material respects with all applicable laws relating to employment and employment practices, terms and conditions of employment, and wages and hours, and is not engaged in any unfair labor practice or unlawful employment practice. In addition, to the Knowledge of Sellers, there are no pending material grievances or pending unfair labor practices or other material employment-related claims against any Seller with respect to the Business;

                  (b) No Seller or its Subsidiaries has received notice of any representation proceeding or unfair labor practice, charge or complaint against it before the National Labor Relations Board relating to the Business and no Seller or its Subsidiaries has, to the Knowledge of Sellers, received notice of any threatened unfair labor practice charge or complaint or representation proceeding before the National Labor Relations Board or union representational activity relating to the Business;

                  (c) There is no labor strike, slowdown or work stoppage relating to the Business pending or, to Knowledge of Sellers, threatened against any Seller or its Subsidiaries with respect to the Business;

                  (d) No Seller or its Subsidiaries has experienced any work stoppages or been a party to any proceedings before the National Labor Relations Board involving any issues for the three years prior to the date hereof or been a party to any arbitration proceeding arising out of or under collective bargaining agreements for the three years prior to the date hereof, in either case, relating to the Business; and

                  (e) No Seller or its Subsidiaries has received notice of any material employment-related charge or material complaint against any Seller or its Subsidiaries before the Equal Employment Opportunity Commission or the Department of Labor or any state or local agency of similar jurisdiction relating to the Business, and no Seller or its Subsidiaries has received any notice of any material threatened employment-related charge or complaint against any Seller or its Subsidiaries before the Equal Employment Opportunity Commission or the Department of Labor or any state or local agency of similar jurisdiction relating to the Business.

                  (f) With respect to this transaction, any notice required under any law or collective bargaining agreement has been given, and all bargaining obligations with any employee representative have been, or prior to the Closing will be, satisfied. Neither Seller nor any Subsidiary has implemented any plant closing or mass layoff of employees that could implicate the WARN Act.

         4.9 Personnel Matters. Schedule 4.9 attached hereto, contains an accurate and complete list of the wage rates, base compensation, and any supplemental or bonus compensation (including, without limitation, any retention or stay bonus arrangements) for all persons employed in the Business including:
(i) full information about each Seller's and its Subsidiaries' obligations to make current wage or salary payments to employees who are terminable at will and without notice, and (ii) all other employment-related commitments that exist, whether oral or in writing, including all collective bargaining agreements, employment agreements, consulting agreements, independent contractor agreements, retainers and severance agreements, under which any Seller or any of its Subsidiaries has any obligation to provide wages, salary, commissions, or other compensation, remuneration or benefits to any employee, former employee, consultant or contractor. No Seller is in default with respect to any material obligation to any of such employees. To the Knowledge of Sellers, no key executive employee and no group of employees or independent contractors of any Seller or any of its Subsidiaries has any plans to terminate his, her or its employment or relationship with any Seller or any of its Subsidiaries.

         4.10 Litigation, Orders. Except as set forth on Schedule 4.10 attached hereto, there are no actions, suits, complaints, charges, Proceedings, Orders, investigations or claims pending or, to the Knowledge of any Seller, threatened against or affecting any Seller or any of its Subsidiaries at law or in equity, in the United States or elsewhere, or before or by any court, arbitrator, governmental or regulatory official, office, department, commission, board, bureau, agency or instrumentality (including, without limitation, any actions, suits, complaints, charges, Proceedings or investigations with respect to the transactions contemplated by this Agreement) in which the damages sought exceed $25,000 individually or $100,000 in the aggregate or otherwise could have a material adverse effect on the Business; and no Seller nor any of their Subsidiaries is subject to any material grievance or arbitration Proceedings under collective bargaining agreements or otherwise or, to the Knowledge of Seller, any governmental investigations or material inquiries. No Seller nor any of its Subsidiaries is subject to any judgment, Order or decree of any court or other governmental agency (or settlement enforceable therein), and no Seller nor any of its Subsidiaries has received any opinion or memorandum or legal advice from legal counsel to the effect that it is exposed, from a legal standpoint, to any liability or disadvantage which may be material to the Business.

         4.11 Government Contracts. Except as set forth on Schedule 4.11, no Seller is a federal contractor or is governed by Executive Order 11246, the Rehabilitation Act, or the Vietnam Era Veterans Readjustment Assistance Act.

         4.12 Ownership; No Subsidiaries. Schedule 4.12 attached hereto correctly sets forth the name of each Subsidiary of Sellers (other than a Subsidiary which is a Seller), the jurisdiction of its incorporation and the Persons owning the outstanding capital stock of such Subsidiary. No Subsidiary of Sellers (other than a Subsidiary which is a Seller) has any property, assets, rights, titles or interests of any kind and nature, owned or leased, tangible or intangible, real or personal (including indirect and other forms of beneficial ownership). Each Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, possesses all requisite corporate power and authority and all material licenses, Permits, and authorizations necessary to own its properties and to carry on its Business as now being conducted and as presently proposed to be conducted and, except where the failure to obtain such qualification could not reasonably be expected to have a material adverse effect, is qualified to do business in every jurisdiction in which its ownership of property or the conduct of Business requires it to qualify. All of the outstanding shares of capital stock of each Subsidiary are validly issued, fully paid and nonassessable, and all such shares are owned by Sellers free and clear of all Liens and encumbrances (except Liens that will be extinguished pursuant to the Sale Order). Except as set forth on
Schedule 4.12 attached hereto, no Seller nor any of its Subsidiaries owns or holds the right to acquire any shares of stock or any other security or interest in any other Person or has any obligation to make any investment in any Person.
Schedule 4.12 attached hereto sets forth a list of all of the officers and directors of each Seller and of each Seller's Subsidiaries.

         4.13 Real Property Assets.

                  (a) Sellers do not own any Owned Real Property.

                  (b) All utilities currently servicing the Assumed Facilities are installed, connected and operating, with all charges paid in full.

                  (c) All permanent certificates of occupancy and all other material licenses, Permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction and the requisite certificates of the local board of fire underwriters (or other body exercising similar functions) have been issued for the Assumed Facilities, have been paid for, are in full force and effect, and, are assignable by Sellers or their Subsidiaries.

                  (d) Except as set forth on Schedule 4.13(d) and with the exception of the proposed Sale Order, to the Knowledge of Sellers, there are no agreements, consent orders, decrees, judgments, licenses, Permits, conditions or other directives, issued by a governmental department or agency or court which relate to the future use or require any change in the present use or operations of the Assumed Facilities.

                  (e) Neither Sellers nor any of their Subsidiaries have received any notice from the holder of any mortgage presently encumbering the Assumed Facilities, any insurance company which has issued a policy with respect to the Assumed Facilities or, to the Knowledge of Sellers, from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in the Assumed Facilities or requiring the performance of any repairs, alterations or other work to the Assumed Facilities.

                  (f) The operation and use of the buildings and other improvements constituting the Assumed Facilities do not violate, in any material respect, any zoning, subdivision, building or similar law, ordinance, Order, Regulation or recorded plat or any certificate of occupancy issued with respect to the Assumed Facilities, except for violations that would not have a material adverse effect with respect to any individual Assumed Facility.

                  (g) (1) Except for the Assumed Facilities Leases identified on
Schedule 4.13(g) attached hereto, there are no occupancy rights, leases, licenses or tenancies presently affecting the Assumed Facilities; (2) Sellers have heretofore delivered to Purchaser true and complete copies of each of the Assumed Facility Leases (or in the case of an oral lease, a written summary of the material terms of such lease) and none of such leases has been amended, modified or terminated; (3) except as set forth on Schedule 4.13(g) attached hereto, the Assumed Facility Leases are at present and on the date of the Closing shall be legal, valid, enforceable and in full force and effect unless any such Assumed Facility Lease shall have expired in accordance with its terms (and not because of any termination or other acceleration of the stated expiration date thereof); (4) there is no option to purchase, right of first offer, right of first refusal or other provision granting any Seller or, to the Knowledge of Sellers any other Person any right to acquire the Assumed Facilities; (5) except as set forth on Schedule 4.13(g) attached hereto, to the Knowledge of Sellers, there are no disputes or forbearance programs in effect with respect to such Assumed Facilities; (6) except as set forth on Schedule 4.13(g) attached hereto, neither Sellers nor, to the Knowledge of Sellers, any other party to the Assumed Facilities is in breach or in default under such Assumed Facility Leases, and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a material breach or default, or permit the termination, modification or acceleration of rent under such Assumed Facilities; (7) except as set forth on
Schedule 4.13(g) attached hereto, no security deposit or portion thereof deposited with respect such Assumed Facilities has been applied in respect of a breach or default under such Assumed Facilities which has not been redeposited in full; (8) neither Sellers nor any of their Subsidiaries owe, or will in the future, owe any brokerage commissions or finder's fees with respect to such Assumed Facilities; and (9) except for Liens which will be extinguished pursuant to the Sale Order, neither Sellers nor any of their Subsidiaries have collaterally assigned or granted any other security interest in such Assumed Facilities nor subleased, licensed or otherwise granted any Person the right to use or occupy such Assumed Facilities or any portion thereof.

                  (h) There are no defects in the buildings, improvements and structures and fixtures located on or at the Assumed Facilities which would materially impair the conduct of the Business by Purchaser immediately following the Closing. The mechanical, electrical, plumbing, HVAC and other systems servicing the Assumed Facilities are in good working order and repair, ordinary wear and tear excepted, and there are no defects in such systems which could reasonably be expected to materially impair the conduct of the Business by Purchaser immediately following the Closing.

                  (i) The Leased Facilities comprise all of the real property used in the Business.

         4.14 Taxes. Except as set forth on Schedule 4.14:

                  (a) Each Seller and its Subsidiaries has filed all material Tax Returns that it was required to file. All such Tax Returns were correct and complete in all material respects. All material Taxes owed by any Seller or its Subsidiaries (whether or not shown on any Tax Return) have been paid. No Seller or its Subsidiaries is the beneficiary of any extension of time within which to file any Tax Return. No claim has ever been made by an authority in a jurisdiction where any Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.

                  (b) Each Seller and its Subsidiaries has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Third Party, and all Forms W-2 and 1099 required with respect thereto have been properly completed and timely filed.

                  (c) There is no dispute or claim concerning any Tax Liability of any Seller claimed or raised by any authority in writing. Schedule 4.14(c) attached hereto lists all federal, state, local, and foreign income Tax Returns filed with respect to any Seller or its Subsidiaries for taxable periods ended on or after December 31, 1997, indicates those Tax Returns that have been audited, and indicates those Tax Returns that currently are the subject of audit. Sellers have delivered to Purchaser correct and complete copies of all federal income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by any Seller or its Subsidiaries since December 31, 1997.

                  (d) None of Sellers or its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

                  (e) None of the Assumed Liabilities is an obligation to make a payment that will not be deductible under Section 280G of the Code. No Seller or its Subsidiaries is a party to any Tax allocation or sharing agreement. No Seller (A) has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was Tutor Time) and (B) does not have any liability for the Taxes of any Person (other than any Seller) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

         4.15 Compliance with Law. Except as set forth on Schedule 4.15, each Seller and each Subsidiary of a Seller, have, in all material respects, complied with and are in material compliance with, and are not in default in any respect with, all applicable laws, Regulations, Orders and ordinances of foreign, federal, state and local governments and all agencies thereof which are applicable to the Business, the Acquired Assets, or any owned or leased properties of any Seller or any of its Subsidiaries and to which any Seller or any of its Subsidiaries may be subject (including, without limitation, laws, Regulations and Orders with respect to the operation of child care centers and the sale of franchises), and no Claims have been filed against any Seller or any of its Subsidiaries alleging a material violation of any such laws or Regulations, and no Seller nor any of its Subsidiaries has received notice of any such violations.

         4.16 Approvals and Consents. Except for the approval of the Bankruptcy Court and except as set forth on Schedule 4.16, no action, approval, consent or authorization, including, but not limited to, any action, approval, consent or authorization by any court, governmental agency or quasi-governmental agency, commission, board, bureau, or instrumentality is necessary as to Sellers in order to constitute this Agreement as a valid, binding and enforceable obligation of each Seller in accordance with its terms.

         4.17 Cure Amounts. Schedule 4.17 attached hereto sets forth all of the costs of cure to be satisfied for purposes of Sellers' assumption and assignment to Purchaser of the Assumed Executory Contracts under section 365 of the Bankruptcy Code.

         4.18 Environmental Matters.

                  (a) Except as set forth on Schedule 4.18(a) attached hereto, Sellers and each of their Subsidiaries have all material Permits required under Environmental Laws for them to conduct the Business as presently conducted and to own and operate the Acquired Assets and Assumed Facilities as presently owned and operated. All Permits are listed and described on Schedule 4.18(a) attached hereto with the respective expiration dates, and they are in full force and effect. No suspension or cancellation of any of such Permits is pending or to the Knowledge of Sellers threatened. Except as set forth on Schedule 4.18(a) attached hereto, Sellers and each of their Subsidiaries, the Business, the Acquired Assets and the Assumed Facilities have, in all material respects, complied with and are in material compliance with all such Permits and all Environmental Laws.

                  (b) Except as described on Schedule 4.18(b) attached hereto, to the Knowledge of Sellers, there are no facts, events or conditions with respect to the Business or Sellers or any of their predecessor(s) or Affiliate(s), the Business, the Acquired Assets or the Assumed Facilities that have given or would give rise to any material Liability or investigatory, corrective or remedial obligation under any Environmental Law.

                  (c) Except as set forth on Schedule 4.18(c) attached hereto, Sellers and their Subsidiaries and Affiliates, with respect to the Business, the Acquired Assets or the Assumed Facilities, have received no written or oral Notice, report or other information regarding any actual or alleged material violation of Environmental Laws, or any material Liabilities or potential material Liabilities, including any material investigatory, remedial or corrective obligations, relating to any of them or their facilities arising under Environmental Laws.

                  (d) Except as set forth on Schedule 4.18(d) attached hereto, neither any Seller nor to the Knowledge of Sellers, any of its predecessor(s) or Affiliate(s) with respect to the Business, the Acquired Assets or the Assumed Facilities, has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or Released any Hazardous Substance, or owned or operated any property or facility (and no such property or facility is contaminated by any Hazardous Substance) in a manner that has given or would give rise to material Liabilities, including any material liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any material investigatory, corrective or remedial obligations, pursuant to CERCLA or any other Environmental Laws.

                  (e) Sellers have provided to Purchaser all material environmental audits, reports and other material environmental documents relating to the Acquired Assets, Assumed Facilities and the current and former operations and Facilities of the Business, which are in their possession, custody or control.

                  (f) Except as otherwise disclosed on Schedule 4.18(f), to the Knowledge of Sellers, none of the following exists at the Acquired Assets, Leased Facilities or any other property or facility owned or operated by the
Business: (1) underground storage tanks, (2) asbestos-containing material in any form or condition, (3) materials or equipment containing polychlorinated biphenyls, or (4) landfills, surface impoundments, or disposal areas.

         4.19 Absence of Undisclosed Liabilities. Except as otherwise disclosed on Schedule 4.19, no Seller nor any of its Subsidiaries has any obligations or Liabilities arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, except (i) obligations under executory contracts or commitments described on Schedule 4.19 attached hereto or under executory contracts and commitments which are not required to be disclosed thereon (but not liabilities for breaches thereof), (ii) liabilities reflected on the liabilities side of the Latest Balance Sheet, and (iii) liabilities which have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business or otherwise in accordance with the terms and conditions of this Agreement (none of which is a material liability for breach of contract, breach of warranty, tort or infringement or a claim or lawsuit or an environmental liability).

         4.20 Affiliated Transactions. Except as disclosed on Schedule 4.20 attached hereto, no Insider is a party to any agreement, contract, commitment or transaction with any Seller or any of its Subsidiaries or which is pertaining to the Business or has any interest in the Acquired Assets or any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of any Seller or any of its Subsidiaries.

         4.21 Intellectual Property.

                  (a) Schedule 4.21 attached hereto sets forth a complete and correct list of all of the following that are owned by any Seller or any of its Subsidiaries or used by any Seller or any of its Subsidiaries in the conduct of the Business:

                           (i) patented or registered Intellectual Property and
pending patent applications or other applications for registrations of Intellectual Property;

                           (ii) unregistered trademarks, unregistered service
marks, trade names, corporate names, and Internet domain names;

                           (iii)    material unregistered copyrights;

                           (iv) computer software (other than commercially
available off-the-shelf software purchased or licensed for less than a total cost of $10,000 in the aggregate); and

                           (v) any other material Intellectual Property.

                  (b) Except as set forth on Schedule 4.21, Sellers and their Subsidiaries own and possess all right, title and interest in and to all of the Intellectual Property set forth on Schedule 4.21 attached hereto and owns and possesses all, right, title and interest in and to, or have a valid and enforceable license to use pursuant to a written license agreement set forth on
Schedule 4.21 attached hereto, all other Intellectual Property necessary for the operation of the Business as presently conducted (collectively, the "Company Intellectual Property"). The Company Intellectual Property is not subject to any liens, security interests or other encumbrances (other than Liens that will be extinguished pursuant to the Sale Order), and is not subject to any restrictions or limitations regarding use or disclosure other than pursuant to a written license agreement or franchise agreement set forth on Schedule 4.24 attached hereto.

                  (c) Except as set forth on Schedule 4.21, no Seller or any of its Subsidiaries has infringed, misappropriated or otherwise conflicted with, and the operation of the Business as currently conducted and, prior to the Closing, will not infringe, misappropriate or otherwise conflict with, any Intellectual Property of any Third Party, to the Knowledge of Sellers, there are no facts which indicate a likelihood of any of the foregoing and no Seller nor any of its Subsidiaries has received any notices regarding any of the foregoing (including, without limitation, any demands or offers to license any Intellectual Property from any Third Party).

                  (d) Each Seller and each of its Subsidiaries has taken all necessary action to maintain and protect all of the Company Intellectual Property and will continue to maintain and protect all of the Company Intellectual Property prior to the Closing so as not to adversely affect the validity or enforceability thereof. To the Knowledge of Sellers, the owners of any of the Intellectual Property licensed to Sellers or any of their Subsidiaries have taken all necessary action to maintain and protect the Intellectual Property covered by such licenses.

                  (e) To the Knowledge of Sellers, no Third Party has infringed, misappropriated or otherwise conflicted with any of the Company Intellectual Property.

                  (f) Immediately subsequent to the Closing, the Company Intellectual Property will be owned by or available for use by Purchaser on terms and conditions identical to those under which Sellers and their Subsidiaries owned or used the Company Intellectual Property immediately prior to the Closing.

                  (g) All of the Company Intellectual Property is valid and enforceable and none of the Company Intellectual Property has been misused, no claim by any Third Party contesting the validity, enforceability, use or ownership of any of the Company Intellectual Property has been made, is currently outstanding or to the Knowledge of Sellers is threatened, and to the Knowledge of Sellers there are no grounds for the same.

                  (h) No loss or expiration of any of the Company Intellectual Property is pending or, to the Knowledge of Sellers, threatened or reasonably foreseeable, except for patents expiring at the end of their statutory terms (and not as a result of any act or omission by any Seller or its Subsidiaries, including, without limitation, a failure by any Seller or its Subsidiaries to pay any required maintenance fees).

                  (i) No Seller or any of its Subsidiaries has agreed to indemnify any Third Party for or against any interference, infringement, misappropriation or other conflict with respect to any Intellectual Property.

                  (j) To the Knowledge of Sellers, there is no Intellectual Property owned or used by any competitor or Third Party which reasonably could be expected to supersede or make obsolete any product or process of Sellers or any of their Subsidiaries or to limit its business as currently conducted.

         4.22 Insurance. Schedule 4.22 attached hereto lists and briefly describes all material policies of insurance owned, held, or maintained by Sellers or any of their Subsidiaries or insuring the Acquired Assets, including the type and amount of coverage and the expiration dates of the policies and the claims history for the past two years; it being understood that with respect to Sellers' health insurance programs, the claims history set forth on Schedule
4.22 shall be on an aggregate basis. Except as set forth on Schedule 4.22 attached hereto, (a) current premiums and any other obligations under such insurance have been paid and all such policies are valid and enforceable and in full force and effect on the date hereof and no Seller nor any of their Subsidiaries is in default with respect to its obligations under any such insurance policies, and (b) no Seller nor any of its Subsidiaries has received any notice within the last 90 days threatening suspension, revocation, modification or cancellation of any insurance policy or a material increase in any premium in connection therewith or informing any Seller or any of its Subsidiaries that any coverage listed on Schedule 4.22 attached hereto will or may not be available in the future on substantially the same terms as now in effect. No Seller or any of its Subsidiaries has been denied insurance coverage within the past 3 years. Except as set forth on Schedule 4.22, no Seller nor any of its Subsidiaries has any self-insurance or co-insurance programs, and the reserves set forth on the Latest Balance Sheet are adequate to cover all anticipated liabilities with respect to self-insurance or coinsurance programs.

         4.23 Accounts Receivable. Except as set forth on Schedule 4.23 attached hereto, each account receivable arising from services and/or sales by Sellers or any of their

Subsidiaries, whether or not earned by Sellers on the date hereof or on the Closing Date, constitutes a bona fide receivable resulting from a bona fide sale to a customer in the Ordinary Course of Business on commercially reasonable terms, the amount of which was actually due on the date thereof.

         4.24 Contracts

                  (a) Except as specifically contemplated by this Agreement and except as set forth on Schedule 0 attached hereto, no Seller nor any of its Subsidiaries is a party to or bound by, whether written or oral, any:

                           (i) collective bargaining agreement or contract with
any labor union or any bonus, pension, profit sharing, retirement or any other form of deferred compensation plan or any stock purchase, stock option, hospitalization insurance or similar plan or practice, whether formal or informal;

                           (ii) any contract for the employment of any officer,
individual employee or other Person on a full-time basis on any severance agreements;

                           (iii) agreement or indenture relating to the
borrowing of money or to mortgaging, pledging or otherwise placing a Lien on any of its assets;

                           (iv) contract under which Sellers or any of their
Subsidiaries has advanced or loaned any other Person amounts in the aggregate exceeding $25,000;

                           (v) agreements with respect to the lending or
investing of funds;

                           (vi) all agreements relating to any license (to or
from a third party), franchise, distributorship or other agreement, commitment, arrangement or understanding which relates in whole or in part to any software, patent, trademark, trade name, service mark or copyright or to any ideas, technical assistance or other know-how or any other Intellectual Property of Seller or used by any Seller;

                           (vii) guaranty or any obligation, other than
endorsements made for collection;

                           (viii) management, consulting, advertising,
marketing, promotion, technical services, advisory or other contract or other similar arrangement relating to the design, marketing, promotion, management or operation of the Business involving more than $25,000 annually;

                           (ix) outstanding powers of attorney executed on
behalf of Seller;

                           (x) lease or agreement under which it is lessee of,
or holds or operates, any personal property owned by any other party calling for payments in excess of $25,000 annually.

                           (xi) lease or agreement under which it is lessor of
or permits any Third Party to hold or operate any property, real or personal, owned or controlled by it involving more than $25,000 annually;

                           (xii) contract or group of related contracts with the
same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on 60 days or less notice without penalties or involving more than $25,000 annually;

                           (xiii) any confidentiality agreement or similar
arrangement;

                           (xiv) any settlement, conciliation, leniency or
similar agreement;

                           (xv) contract which prohibits it from freely engaging
in business anywhere in the world; or

                           (xvi) other agreement material to it whether or not
entered into in the Ordinary Course of Business.

                  (b) Except as disclosed on Schedule 4.24 attached hereto, (i) to the Knowledge of Sellers, no Material Contract has been breached or canceled by the other party, and there is no anticipated breach by any other party to any contract set forth on Schedule 4.24, (ii) no customer or supplier has indicated in writing or, to the Knowledge of Sellers, orally to any Seller or any of its Subsidiaries that it shall stop or decrease the rate of business done with such Seller or Subsidiary or that it desires to renegotiate its contract or current arrangement with such Seller or Subsidiaries, (iii) except for defaults that will be cured through the cure payments listed on Schedule 4.17 attached hereto or arising solely as a consequence of the commencement of the Chapter 11 Cases, neither any Seller nor any other party thereto is in default or breach in any material respect under the terms of any Material Contract and, to the Knowledge of Sellers, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute a default or breach thereunder, (iv) no Seller nor any of its Subsidiaries has assigned, delegated or otherwise transferred to any Person any of its rights, title or interest under any Material Contract, and
(v) each Material Contract is legal, valid, binding, enforceable and in full force and effect and, subject to the terms of this Agreement, will continue as such following the consummation of the transactions contemplated hereby.

                  (c) Purchaser has had access to a true and correct copy of all written contracts which are required to be disclosed on Schedule 4.24 attached hereto (each a "Material Contract"), in each case together with all amendments, waivers or other changes thereto (all of which are disclosed on Schedule 4.24).
Schedule 4.24 contains an accurate and complete description of all material terms of all oral contracts referred to therein.

         4.25 Relationships with Suppliers. Except as set forth on Schedule 4.25, Sellers have provided Purchaser with a true and accurate list of the names and addresses of the top twenty suppliers of Sellers and their Subsidiaries (on a consolidated basis) (by dollar volume of purchases from such suppliers), for the fiscal years ended December 31, 2000 and 2001 and the three-month period ended March 31, 2002. No Seller nor any of its Subsidiaries has received any indication from any material supplier to the Business or any of its Subsidiaries to the effect that, and no Seller nor any of its Subsidiaries has any reason to believe that, such supplier will stop, materially decrease the rate of, or materially change the terms (whether related to payment, price or otherwise) with respect to, supplying materials, products or services to such Seller or any of its Subsidiaries (whether as a result of the consummation of the transactions contemplated hereby or otherwise).

         4.26 Franchising.

                  (a) Schedule 4.26(a) contains a list of all franchise agreements and area development agreements to which any Seller or any Subsidiary of a Seller is a party (whether or not as franchisor), showing the name and address of the current area developer or franchisee, the expiration date of the agreement, the applicable royalty rate and compete detail of any exclusive territorial rights granted to the area developer or franchisee. Except as set forth on Schedule 4.26(a), (i) all such franchise agreements and area development agreements were entered into with the area developers or franchisees in material accordance with the statutes, rules and regulations governing the offering and sale of franchises in effect at the time of execution of such franchise agreements and area development agreements; (ii) all such franchise agreements and area development agreements are in full force and effect; and
(iii) to the Knowledge of Sellers, there are no existing defaults by any of such area developers or franchisees thereunder that would have a Material Adverse Effect on Sellers. To the Knowledge of Sellers, no area developer or franchisee has alleged, within the past one (1) year period, any misrepresentation or breach of contract on the part of any Seller or any Subsidiary of any Seller in connection with the operation of the franchise system, and no Seller nor any Subsidiary of any Seller has breached any representation or obligation under any such contract, except as shown on Schedule 4.26(a).

                  (b) Schedule 4.26(b) contains a list of all franchises that any Seller has entered into contracts to sell and a list of contracts obligating any Seller to deliver franchise opportunities to third parties. Schedule 4.26(b) contains a copy of the most recent Uniform Franchise Offering Circular ("UFOC") used by the Sellers. Schedule 4.26(b) contains a list of all states in which any Seller is registered to sell franchises and the expiration date of such registrations. No Seller has offered any area development agreements or franchise agreements in any state or other jurisdiction in which such Seller was not then registered to sell franchises, unless such state or other jurisdiction then had no registration requirements or business opportunity exemption requirements. Each UFOC used by a Seller in marketing its franchises (i) complied (and, with respect to any UFOC used after the date hereof, such UFOC will comply as of the date of such use) in all material respects with applicable laws and regulations in effect on the date of such use and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

                  (c) Except as shown on Schedule 4.26(c), there are no franchise associations or other similar organizations by, with, among or between any of the Sellers' franchisees.

                  (d) Within the two year period ending on the date of this Agreement, except as otherwise shown on Schedule 4.26(d), no Seller has received any written notice from any franchisee or area developer of an intent to terminate any franchise agreement or area development agreement or of an intent not to renew any franchise agreement or area development agreement.

         4.27 Accounts Payable and Other Accrued Expenses. Set forth on Schedule
4.27 attached hereto is a list of all accounts payable and other accrued expenses of Sellers and each of their Subsidiaries as of March 31, 2002 together with the name of each payee, the relationship (if any) to Sellers, the date each such payment is due and the nature of the transaction in which it was incurred if other than a trade payable incurred in the Ordinary Course of Business.

         4.28 Brokers. Except as set forth on Schedule 4.28 attached hereto, neither Sellers nor any of their Subsidiaries have incurred any liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby.

         4.29 Absence of Certain Developments. Except as set forth on Schedule
4.29 attached hereto and except as expressly contemplated by this Agreement, since December 31, 2001 no Seller nor any of its Subsidiaries has:

                  (a) suffered any change that has had or could reasonably be expected to have a Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of $50,000, to its assets, whether or not covered by insurance or suffered any substantial destruction of its Books and Records;

                  (b) redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security or declared, set aside or paid any dividends or made any other distributions (whether in cash or in kind) with respect to any shares of its capital stock or other equity security;

                  (c) issued, sold or transferred any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or warrants, options or other rights to acquire shares of its capital stock or other of its equity securities;

                  (d) incurred or become subject to any liabilities, except liabilities incurred in the Ordinary Course of Business;

                  (e) subjected any portion of its properties or assets to any Lien (other than Permitted Liens);

                  (f) sold, leased, assigned or transferred (including, without limitation, transfers to stockholders or any Insider) a portion of its tangible assets, except for sales of Inventory in the Ordinary Course of Business, or canceled without fair consideration any material debts or claims owing to or held by it;

                  (g) sold, assigned, licensed or transferred (including, without limitation, transfers to stockholders or any Insider) any Company Intellectual Property owned by, issued to or licensed to it or disclosed any confidential information (other than pursuant to agreements requiring the disclosure to maintain the confidentiality of and preserving all its rights in such confidential information) or received any confidential information of any Third Party in violation of any obligation of confidentiality;

                  (h) suffered any extraordinary losses or waived any rights of material value;

                  (i) entered into, amended or terminated any material lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

                  (j) entered into any other material transaction, or materially changed any business practice;

                  (k) made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or sales representative, group of employees or consultant or made or granted any increase in any employee benefit plan or arrangement, or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement, or entered into, terminated or materially modified any collective bargaining agreement;

                  (l) except for the adoption of the Retention Plan, made any other change in employment terms for any of its directors, officers, and employees;

                  (m) conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to collection of accounts receivable, purchases of Inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures and operation of cash management practices generally);

                  (n) made any capital expenditures or commitments for capital expenditures that aggregate in excess of $25,000;

                  (o) made any loans or advances to, or guarantees for the benefit of, any Person;

                  (p) made charitable contributions, pledges, association fees or dues in excess of $25,000; or

                  (q) committed to do any of the foregoing.

         4.30 Officers, Directors and Bank Accounts Schedule. Schedule 4.30 attached hereto lists all officers and directors of Sellers and each of their Subsidiaries, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for each Seller and each of its Subsidiaries. All of the bank accounts, safety deposit boxes and lock boxes listed on Schedule 4.30 are owned and controlled directly by Tutor Time.

         4.31 No Failure to Disclose. To the Knowledge of Sellers, there is no fact which has not been disclosed to Purchaser which has a Material Adverse Effect on any Seller, its Subsidiaries, or the Business or could reasonably be anticipated to have a Material Adverse Effect on any Seller, its Subsidiaries, or the Business. Notwithstanding any right of Purchaser fully to investigate the affairs of Sellers, and notwithstanding any knowledge of facts determined or determinable by Purchaser pursuant to such investigation or right of investigation, Purchaser has the right to rely fully upon the representations and warranties of Sellers contained herein, in the exhibits or the Disclosure Schedules attached hereto or in any other document delivered in connection with the transactions contemplated hereby.

         4.32 Closing Date All of the representations and warranties contained in this Article IV and elsewhere in this Agreement and all information delivered in any schedule, attachment or Exhibit hereto or in any writing delivered by Sellers to Purchaser are true and correct on the date of this Agreement and shall be true and correct on the Closing Date, except to the extent that Sellers have advised Purchaser otherwise in writing prior to the Closing.

                                    ARTICLE V
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

                  Purchaser represents and warrants to Sellers as follows:

         5.1 Organization. Purchaser is a limited liability company validly existing and in good standing under the laws of the State of Michigan and has the full power and authority to execute, deliver and perform this Agreement and to consummate all transactions contemplated hereby.

         5.2 Authority. The execution, delivery and performance by Purchaser of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of Purchaser and do not and will not violate any provisions of its organizational documents, any applicable Regulation or any Contract or Order binding upon it. This Agreement constitutes a valid and binding agreement of Purchaser, enforceable against Purchaser in accordance with its terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and other laws affecting creditors' rights generally from time to time in effect, and to general equitable principles.

         5.3 Consents. No notice to, filing with, authorization of, exemption by, or consent of any Person is required in order for Purchaser to consummate the transactions contemplated hereby.

         5.4 Brokers. Purchaser has incurred no liability to any broker, finder or agent with respect to the payment of any commission regarding the consummation of the transactions contemplated hereby, except to Jacobson Partners, and any such payment owed to Jacobson Partners will be the sole responsibility of Purchaser and its Affiliates.

                                   ARTICLE VI
                     COVENANTS OF SELLERS; OTHER AGREEMENTS

         6.1 Consents and Approvals.

                  (a) Sellers shall use commercially reasonable efforts (i) to obtain all necessary consents and approvals, as reasonably requested by Purchaser, to consummate the purchase and sale of the Acquired Assets and the assignment of the Assumed Obligations, together with any other necessary consents and approvals to consummate the transactions contemplated hereby, including, without limitation, obtaining the Sale Order, (ii) to make, as reasonably requested by Purchaser, all filings, applications, statements and reports to all authorities that are required to be made prior to the Closing Date by or on behalf of Sellers or any of their Affiliates pursuant to any applicable Regulation in connection with this Agreement and the transactions contemplated hereby and (iii) to obtain, as requested by Purchaser, all required consents and approvals (if any) necessary to assign and transfer the Permits to Purchaser at Closing and, to the extent that one or more of the Permits are not transferable, to assist Purchaser in obtaining replacements therefor. In the event that certain Permits are not transferable or replacements therefor are not obtainable on or before the Closing, but such Permits are transferable or replacements therefor are obtainable after the Closing, Sellers shall continue to use such commercially reasonable efforts in cooperation with Purchaser after the Closing as may be required to obtain all required consents and approvals to transfer, or obtain replacements for, such Permits after Closing and shall do all things necessary to give Purchaser the benefits that would be obtained under such Permits. Sellers and Purchaser shall each pay all of their own respective fees, costs and expenses incurred in connection with this Section 6.1(a).

                  (b) Each of the parties shall give any other notices to, make any other filings with, and use reasonable best efforts to obtain, any other authorizations, consents and approvals of governments and governmental agencies in connection with the matters contemplated by this Agreement.

         6.2 Access to Information and Facilities.

                  (a) Sellers agree that, prior to the Closing Date, Purchaser, Purchaser's lenders, and their respective representatives shall, upon reasonable notice and so long as such access does not unreasonably interfere with the business operations of any Seller, have reasonable access during normal business hours to all Facilities and shall be entitled to make such reasonable investigation of the properties, businesses and operations of Sellers relating to the Business and such examination of the Books and Records and financial condition of Sellers relating to the Business as it reasonably requests and to make extracts and copies to the extent necessary of such Books and Records; provided that no investigation pursuant to this Section 6.2 shall affect any representations or warranties made herein or the conditions to the obligations of the respective parties to consummate the transactions contemplated by this Agreement.

                  (b) Sellers shall deliver to Purchaser copies of the Business's interim monthly and year-to-date consolidated financial statements as soon as reasonably practicable

(and in any event within 15 days) following the end of each monthly accounting period during the period between the date of this Agreement and the Closing. These financial statements shall include income statements, balance sheets, profit and loss and other analyses and comparisons to the Sellers' budget for the Business, as well as an explanation of the assumptions and the accounting policies and practices used in preparation thereof and such other matters as Purchaser may reasonably request and, if any, interim statements and operating reports filed with the United States Trustee or the Bankruptcy Court.

         6.3 Conduct of the Business Pending the Closing. Subject to any obligations as a debtor in possession under the Bankruptcy Code and except as
(i) otherwise expressly contemplated by this Agreement or pursuant to the written consent of Purchaser, (ii) described on Schedule 6.3 attached hereto, or
(iii) explicitly permitted pursuant to the debtor-in-possession credit facility between the Senior Lender and Sellers, from the date hereof until the Closing Date, Sellers shall (i) conduct the Business in the Ordinary Course of Business (including with respect to the payment of accounts payable to the fullest extent permissible under the Bankruptcy Code), (ii) use commercially reasonable efforts to preserve intact the Business, to keep available the services of the present employees of the Business and, (iii) not take any action inconsistent with this Agreement or with the consummation of the Closing. Without limiting the generality of the foregoing, subject to any obligations as a debtor in possession under the Bankruptcy Code and except as otherwise expressly contemplated by this Agreement or with the prior written consent of Purchaser or except as described on Schedule 6.3 attached hereto, from the date hereof until the Closing Date, each Seller shall:

                  (a) not sell, assign, transfer, convey, pledge, mortgage, lease, license or otherwise dispose of or encumber any of the Acquired Assets, or any interests therein, other than in the Ordinary Course of Business and consistent with past practice;

                  (b) not make any material change in its methods of management, marketing, accounting or operating (or practices relating to payments);

                  (c) report periodically to Purchaser concerning the status of the Business, the Acquired Assets and its operations and finances;

                  (d) not take any action which is inconsistent with its obligations under this Agreement;

                  (e) maintain the Acquired Assets in good operating condition and repair, subject to ordinary wear and tear;

                  (f) continue all of its existing policies of insurance (or comparable insurance) in full force and effect and at least at such levels as are in effect on the date hereof, up to and including the Closing (and not cancel any such insurance or take, or fail to take, any action that would enable the insurers under such policies to avoid liability for claims arising out of occurrences prior to the Closing);

                  (g) not enter into any transaction or make or enter into any contract or commitment or amend any material contract or commitment which is not in the Ordinary Course of Business, consistent with past practice;

                  (h) not grant any increase in the compensation payable or to become payable to any employee (including, without limitation, retention or stay bonus arrangements), except such increases as are required by contract or pursuant to the Retention Plan;

                  (i) not contribute or make any commitment to, or representation that it shall, contribute any amounts to any Employee Benefit Plan of Sellers, or otherwise alter any such Employee Benefit Plan of Sellers or the funding thereof except as required by law or by the terms of any such plan as in effect on the date of this Agreement;

                  (j) maintain the Books and Records in the usual, regular and ordinary manner and consistent with past practice;

                  (k) maintain compliance with all laws, rules and Regulations of all federal, state, local or foreign governmental or regulatory bodies that relate to the Business and the Acquired Assets;

                  (l) not implement any employee layoffs that could implicate the WARN Act;

                  (m) apply or continue prosecution of applications already submitted for any Permits required under Environmental Laws, or under any other Regulation, for the continued operation of the Business (as it is currently being operated) up to and after Closing;

                  (n) not incur any Liability, whether absolute, fixed or contingent, except in the Ordinary Course of Business and consistent with past practice;

                  (o) not sell, transfer, license or otherwise dispose of, or agree to sell, transfer, license or otherwise dispose of, or permit to lapse any of the Intellectual Property; and

                  (p) not terminate, discontinue, close or dispose of any plant, Leased Facility or business operation of Sellers.

Sellers will not (i) take or agree or commit to take any action that would make any representation and warranty of Sellers hereunder inaccurate in any material respect at, or as of any time prior to, the Closing Date or (ii) omit or agree to omit to take any action necessary to prevent any such representation or warranty from being inaccurate in any material respect at any such time.

         6.4 Notification of Certain Matters; Schedules.

                  (a) Sellers shall give notice to Purchaser of (i) the occurrence or nonoccurrence of any event that would be likely to cause either
(A) any representation or warranty of Sellers contained in this Agreement, or in connection with the transactions contemplated hereunder, to be untrue or inaccurate in any material respect at any time from the date hereof to the Closing or (B) directly or indirectly, any Material Adverse Effect on any of Sellers, or (ii) any material failure of Sellers to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by them hereunder. Notwithstanding the foregoing and except as set forth in Section 6.4(c), the delivery of any notice pursuant to this Section 6.4(a) shall not (x) be deemed to amend or supplement any of the Disclosure Schedules contemplated hereby, (y) be deemed to cure any breach of any representation, warranty covenant or agreement or to satisfy any condition or (y) limit or otherwise affect the remedies available hereunder to the party receiving such notice.

                  (b) Sellers shall add Purchaser to Sellers' "special notice list" and otherwise provide notice to Purchaser of all matters that are required to be served on Sellers' creditors pursuant to the Bankruptcy Code and Rules.

                  (c) Purchaser and Sellers acknowledge that certain of the representations and warranties of Sellers affirmatively require that Sellers list certain factual information on the Schedules attached hereto. Sellers shall be permitted to update such Disclosure Schedules on or prior to the Closing Date but only with respect to events or circumstances arising between the date hereof and the Closing Date.

         6.5 Best Efforts; Further Assurances.

                  (a) Sellers will use best efforts timely obtain any consent required for the consummation of the transactions contemplated by this Agreement as soon as practicable.

                  (b) Sellers will use best efforts to ensure that the Sale Order is entered on the Bankruptcy Court's docket as soon as practicable but no later than one day after the date of the Sale Hearing.

                  (c) Sellers shall execute such documents and use their reasonable best efforts to take or cause to be taken all action and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement, including, without limitation, to obtain all consents, approvals and authorizations of Third Parties, to make all filings with and give all notices to Third Parties which may be necessary or required in order to effectuate the transactions contemplated hereby, and to obtain landlords' estoppels and landlords' lenders' waivers. Sellers' obligations under this Section 6.5(c) shall be deemed to include Sellers' commercially reasonably efforts to assist Purchaser in obtaining the Permits, approvals and certifications Purchaser seeks with respect to the Acquired Assets or the operations it contemplates at the Assumed Facilities. Sellers shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article VIII of this Agreement.

         6.6 Bankruptcy Actions.

                  (a) The Assumed Executory Contracts (as set forth on
Schedule 2.1(a)(vi) attached hereto) shall be identified (by the date of the Assumed Executory Contract (if available), the other party to the contract or lease and the address of such party) on an exhibit attached to a motion for order authorizing the assumption and assignment of Executory Contracts (which may be included in the Sale Motion). Such exhibit shall set forth the amounts necessary to cure defaults under each of such Assumed Executory Contracts as determined by Sellers based on Sellers' Books and Records. Sellers shall, at the written direction of Purchaser delivered any time prior to one (1) day prior to the Closing Date, remove Assumed Executory Contracts from the exhibit. In cases in which Sellers are unable to establish that a default exists, the relevant cure amount shall be set at $0.00. The Sale Motion shall reflect that Purchaser's promise to perform from and after the Closing under the Assumed Executory Contracts shall be the only adequate assurance of future performance necessary to satisfy the requirements of section 365 of the Bankruptcy Code in respect of the assignment to Purchaser of such Assumed Executory Contracts.

                  (b) Sellers will provide Purchaser with a reasonable opportunity to review and comment upon all motions, applications and supporting papers prepared by Sellers relating to this Agreement (including forms of Orders and notices to interested parties) prior to the filing thereof in the Chapter 11 Cases. All motions, applications and supporting papers prepared by Sellers and relating to the approval of this Agreement (including forms of Orders and notices to interested parties) to be filed on behalf of Sellers after the date hereof must be acceptable in form and substance to Purchaser, in its reasonable discretion.

         6.7 Exclusivity; No Solicitation of Transactions. From the date of the issuance of the Sale Order and until the Closing Date and provided that Purchaser is proceeding in good faith to consummate the transactions contemplated hereby in a timely manner, no Seller or any of its Affiliates shall discuss, negotiate or consummate any transaction involving (i) the issuance, redemption, sale or exchange or other disposition of any equity interest in any Seller or (ii) the sale, exchange, liquidation, reorganization, or other disposition of all or any part of the Acquired Assets.

         6.8 [Intentionally Omitted]

         6.9 Employees and Business Relations. Sellers shall use their commercially reasonable best efforts to keep available the services of its current employees and agents and to maintain its relations and goodwill with its suppliers, customers, distributors and any others with whom or with which it has business relations.

         6.10 Non-Seller Subsidiaries. To the extent that any Subsidiary of any Seller (other than a Subsidiary which is a Seller) owns any property, assets, rights, titles or interests of any kind and nature, each Seller hereby covenants that it will (and it will cause its Affiliates to), from time to time, without further consideration, do, execute, acknowledge and deliver, or cause to be done, executed, acknowledged and delivered, all further acts, conveyances, transfers, assignments and assurances as reasonably may be required to convey or transfer to Purchaser any such property, assets, rights, titles or interests free and clear of all Liens, Claims, encumbrances, interests and liabilities.

         6.11 Taxes. On or prior to the Closing, Sellers shall pay all sales taxes, use taxes, payroll taxes, and Taxes due in any foreign jurisdiction due and owing by any Seller; provided however Sellers shall not be obligated to pay any such Tax that is disputed in good faith by any Seller.

         Except for those covenants set forth in this Article VI and under
Article XII which by their terms will be fully performed and discharged prior to the Closing, all covenants set forth in this Article VI and under Article XII shall survive the Closing.

                                   ARTICLE VII
                             COVENANTS OF PURCHASER

         7.1 Assumed Obligations. Subsequent to the Closing, Purchaser agrees to pay and perform the Assumed Obligations and shall indemnify and hold Sellers harmless with respect to the Assumed Obligations.

         7.2 Further Assurances. Purchaser shall execute such documents and use its reasonable best efforts to take or cause to be taken all action and do or cause to be done all things necessary, proper or advisable to consummate the transactions contemplated by this Agreement. Purchaser shall use commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions set forth in Article IX of this Agreement.

         7.3 Hiring of Headquarters Employees. Subject to the approval of the Bankruptcy Court, Purchaser agrees that it will make job offers on terms and conditions of employment substantially similar to those provided by Tutor Time on the date hereof to at least sixteen individuals employed by Tutor Time on the date hereof and whose principal place of employment is Tutor Time's office located at 6231 NW 53rd Street, Boca Raton, Florida, 33487.

         Except for those covenants set forth in this Article VI and under
Article XII which by their terms will be fully performed and discharged prior to the Closing, all covenants set forth in this Article VI and under Article XII shall survive the Closing.

                                  ARTICLE VIII
                CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

                  The obligations of Purchaser under this Agreement are, at the option of Purchaser, subject to satisfaction of the following conditions precedent on or before the Closing Date.

         8.1 Warranties True as of Both Present Date and Closing Date;
Covenants.

                  (a) Each of the representations and warranties of Sellers contained herein shall be true and correct in all material respects (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of that date) with the same force and effect as though made on and as of the Closing Date except that those representations and warranties that are qualified by materiality, Material Adverse Effect, or similar phrase shall be true and correct in all respects.

                  (b) Sellers shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Sellers on or prior to the Closing Date.

         8.2 Bankruptcy Condition.

                  (a) The Sale Order shall have been entered on the docket by the Clerk of the Bankruptcy Court.

                  (b) The Sale Order shall have become a Final Order.

                  (c) The Sale Order shall approve and authorize the assumption and assignment of the Assumed Contracts and the Assumed Leases and the Assumed Contracts and the Assumed Leases shall have been actually assumed and assigned to Purchaser such that the Assumed Executory Contracts will be in full force and effect from and after the Closing with non-debtor parties being barred and precluded from asserting against Purchaser, among other things, defaults, breaches or claims of pecuniary losses existing as of the Closing or by reason of the Closing.

                  (d) [Intentionally Omitted]

                  (e) Notwithstanding Sections 8.2(a) and 10.1, nothing in this Agreement shall preclude Purchaser or Sellers from consummating the transactions contemplated herein if Purchaser, in its sole discretion, waives the requirement that the Sale Order or any other Order shall have become Final Orders. No notice of such waiver of this or any other condition to Closing need be given except to Tutor Time and the Senior Lender, it being the intention of the parties hereto that Purchaser shall be entitled to, and is not waiving, the protection of section 363(m) of the Bankruptcy Code, the mootness doctrine and any similar statute or body of law if the Closing occurs in the absence of Final Orders.

         8.3 Approvals. All authorizations, consents, filings and approvals necessary to permit Sellers to perform the transactions contemplated hereby shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Purchaser, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect. All terminations or expirations of waiting periods imposed by any governmental authority necessary for the transactions contemplated under this Agreement, if any, shall have occurred.

         8.4 Real Estate Matters.

                  (a) Sellers shall have obtained, in preparation for the Closing, at Sellers' own cost and expense, and shall have delivered to Purchaser no later than fifteen (15) days prior to the Closing, a commitment for an ALTA Leasehold Policy of Title Insurance for any specific Assumed Facilities identified by Purchaser's lenders (the "Material Assumed Facilities") (the "Title Commitments"), issued by a title insurer satisfactory to Purchaser (the "Title Insurer"), insuring Purchaser's interest in such parcel as of the Closing, subject only to the Permitted Liens. Sellers shall deliver at the time of delivery of the Title Commitments, copies of all documents of record referred to therein. Sellers will provide Purchaser with title insurance policies ("Title Policies") on or before the Closing, from the Title Insurer based upon the Title Commitments. Each such Title Policy will be dated as of the date of closing and, unless not available in the any state where Assumed Facility is located, contain such endorsements as Purchaser and Purchaser's lender may reasonably request.

                  (b) Sellers have procured, at their own cost and expense, in preparation for the Closing, and shall have delivered to Purchaser no later than ten (10) days prior to the Closing, current surveys of each of the Material Assumed Facilities ("Surveys"), prepared by a licensed surveyor, satisfactory to Purchaser, and conforming to 1999 ALTA/ACSM Minimum Detail Requirements for Urban Land Title Surveys, including Table A Items Nos. 1, 2, 3, 4, 6, 7, 8, 9, 10, 11, 13, 14, 15 and 16, and such standards as the Title Insurer may require as a condition to the removal of any survey exceptions from the Title Policies, and certified to Purchaser, Purchaser's lenders and the Title Insurer, in a form satisfactory to such parties.

                  (c) With respect to the Assumed Facilities, Sellers shall have obtained landlords' estoppels, landlords' lien waivers and landlords' consents to leasehold mortgages or collateral assignment of leases if required by Purchaser's lenders.

                  (d) No damage or destruction or other change shall have occurred with respect to any Assumed Facility or any portion thereof that, individually or in the aggregate, would have a material adverse effect on the use or occupancy of the Assumed Facility or the operation of the Business as currently conducted thereon;

         8.5 Additional Matters. Purchaser shall have received such additional documents, instruments or items of information reasonably requested by it from Sellers in respect of any aspect or consequence of the transactions contemplated hereby. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Agreement or by the other agreements referred to herein shall be reasonably satisfactory in form and substance to Purchaser and its counsel. Purchaser shall have such Permits and licenses as are necessary to operate the Business.

         8.6 Material Adverse Change. Other than as disclosed on the Disclosure Schedules on the date hereof and without regard to any supplement or update to the Disclosure Schedules pursuant to Section 6.4(c), there shall not have occurred a Material Adverse Change since December 31, 2001, other than as a consequence of the filing of the Chapter 11 Cases.

         8.7 [Intentionally Omitted]

         8.8 Litigation. No action, suit or other proceedings shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

         8.9 Cure Costs. If the aggregate of all cure obligations (pursuant to section 365 of the Bankruptcy Code) with respect to the Assumed Executory Contracts exceeds $4,500,000, Sellers shall have paid all additional cure obligations in excess of $4,500,000 with respect to the Assumed Executory Contracts.

         8.10 Instruments of Conveyance and Transfer; Title. Sellers shall have delivered to Purchaser such bills of sale, deeds, endorsements, assignments, and other good and sufficient instruments of conveyance and transfer, in form and substance, reasonably satisfactory to Purchaser and its counsel, as are necessary to vest in Purchaser good and marketable title to all of the interest of Sellers in the Acquired Assets.

         8.11 FIRPTA Affidavit. Each Seller shall deliver to Purchaser a non-foreign affidavit dated as of the Closing Date and in form and substance required under the Treasury Regulations issued pursuant to Section 1445 of the Code so that Purchaser is exempt from withholding any portion of the Purchase Price thereunder.

         8.12 Financial Statements. Sellers shall have delivered to Purchaser copies of the Business's interim monthly and year-to-date financial statements pursuant to Section 6.2(b) above.

         8.13 Closing Deliveries. Sellers shall have delivered to Purchaser (i) a certificate signed by each Seller, dated the date of the Closing Date, (in form and substance reasonably satisfactory to Purchaser) certifying that the conditions specified in Sections 8.1 through 8.12 above have been satisfied as of the Closing; (ii) copies of all third-party approvals and governmental approvals required by Section 6.1; (iii) certified copies of the resolutions of the each Seller's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (iv) originals (or, to the extent originals are not available, copies) of all Assumed Contracts (together with all amendments, supplements or modifications thereto);
(v) all of the closing deliveries set forth in Section 10.2; and (vi) such other documents or instruments as are required to be delivered by any Seller at the Closing pursuant to the terms hereof or that Purchaser reasonably requests prior to the Closing Date to effect the transactions contemplated hereby.

                                   ARTICLE IX
                 CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLERS

                  The obligations of Sellers under this Agreement are, at the option of Sellers, subject to the satisfaction of the following conditions precedent on or before the Closing Date.

         9.1 Warranties True as of Both Present Date and Closing Date. The representations and warranties of Purchaser contained herein shall be true and correct in all material respects (except for such changes as are contemplated by the terms of this Agreement) on and as of the Closing Date (except for representations and warranties made as of a specified date, which shall be true and correct as of that date in all material respects) with the same force and effect as though made by Purchaser on and as of the Closing Date, except those qualified by materiality shall be true and correct in all respects. Purchaser shall have performed and complied in all material respects with the obligations and covenants required by this Agreement to be performed or complied with by Purchaser on or prior to the Closing Date.

         9.2 Approvals. All authorizations, consents, filings and approvals necessary to permit Purchaser to perform the transactions contemplated hereby shall have been duly obtained, made or given, shall be in form and substance reasonably satisfactory to Sellers, shall not be subject to the satisfaction of any condition that has not been satisfied or waived and shall be in full force and effect. All terminations or expirations of waiting periods imposed by any governmental authority necessary for the transactions contemplated under this Agreement, if any, shall have occurred.

         9.3 Bankruptcy Court Approval. The Sale Order shall have been entered on the docket by the Clerk of the Bankruptcy Court and shall approve and authorize the assumption and assignment of the Assumed Contracts and the Assumed Leases.

         9.4 Litigation. No action, suit or other proceedings shall be pending before any court, tribunal or governmental authority seeking or threatening to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain damages in respect thereof, or involving a claim that consummation thereof would result in the violation of any law, decree or regulation of any governmental authority having appropriate jurisdiction.

         9.5 Consideration. Purchaser shall have delivered to Sellers the Purchase Price and the Escrow Agent shall have delivered to the Sellers the Escrow Closing Amount.

         9.6 Cure Costs. Purchaser shall have paid all cure costs with respect to the Assumed Executory Contracts up to $4,500,000.

         9.7 Closing Deliveries. Purchaser shall have delivered to Sellers (i) a certificate signed by Purchaser, dated the date of the Closing (in form and substance reasonably satisfactory to Sellers) certifying that the conditions specified in Sections 9.1 and 9.2 above have been satisfied as of the Closing;
(ii) certified copies of the resolutions of the Purchaser's board of directors authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby and the consummation of the transactions contemplated hereby and thereby; (iii) all of the closing deliveries set forth in Section 10.3; and (iv) such other documents or instruments as are required to be delivered by Purchaser at the Closing pursuant to the terms hereof or that Sellers reasonably request prior to the Closing Date to effect the transactions contemplated hereby.

                                    ARTICLE X
                                     CLOSING

         10.1 Closing. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the transaction contemplated by this Agreement (the "Closing") will take place at the offices of Honigman Miller Schwartz and Cohn LLP, 2290 First National Building, Detroit, MI 48226, at 10:00 A.M. Eastern Daylight Time no later than the first business day after the date on which the conditions set forth in Article VIII and

Article IX have been satisfied or waived; or on such other date as Purchaser and Sellers may determine (the "Closing Date").

         10.2 Deliveries by Sellers. At the Closing, Sellers shall deliver or procure delivery to Purchaser of:

                  (a) physical possession of all of the Acquired Assets capable of passing by delivery with the intent that title in such Acquired Assets shall pass by and upon delivery;

                  (b) one or more bills of sale, in the form attached hereto as Exhibit D, conveying in the aggregate all of the owned personal property of each Seller included in the Acquired Assets, duly executed by each Seller;

                  (c) one or more assignments and assumptions of the Assumed Obligations, in the form attached hereto as Exhibit E (collectively, the "Assignment and Assumption"), duly executed by the relevant Seller or Sellers;

                  (d) a fully executed intellectual property assignments in the forms attached hereto as Exhibits F-1, F-2 and F-3, each in recordable form to the extent necessary to assign such rights;

                  (e) an affidavit from each Seller stating such Seller's taxpayer identification number and that such Seller is not a foreign person pursuant to section 1445(b)(2) of the Code;

                  (f) Sellers shall deliver the Title Policies to Purchaser;

                  (g) Sellers shall deliver the Surveys to Purchaser;

                  (h) with respect to the Assumed Facility Leases, any landlord estoppel letters and landlord waivers from landlord's lenders, landlord lien waivers and landlord consents to leasehold mortgages or collateral assignments of leases, if required by Purchaser's lenders;

                  (i) certificates of title and title transfer documents to all titled motor vehicles;

                  (j) an assignment and assumption agreement with respect to Permits and warranties in form and substance reasonably acceptable to Purchaser, whereby Sellers shall assign to Purchaser all of their respective rights in and to any Permits and warranties relating to the Acquired Assets or the Business, to the extent such Permits and warranties are assignable;

                  (k) all Books and Records; and

                  (l) such other instruments as shall be reasonably requested by Purchaser to vest in Purchaser title in and to the Acquired Assets in accordance with the provisions hereof.

         10.3 Deliveries by Purchaser. At the Closing, Purchaser will deliver to Sellers (i) the Assignment and Assumption duly executed by Purchaser, (ii) the Cash Portion minus the

Escrow Closing Amount minus $2,000 minus $750,000 (representing the Breakup
Fee), by wire transfer of immediately available funds to an account of Sellers' counsel, as designated by Sellers at least two business days prior to the Closing Date.

         10.4 Form of Instruments. To the extent that a form of any document to be delivered hereunder is not attached as an Exhibit hereto, such documents shall be in form and substance, and shall be executed and delivered in a manner, reasonably satisfactory to Purchaser and Sellers.

         10.5 Payment of Breakup Fee. The Breakup Fee shall be paid in cash at Closing by Purchaser to Sun T Acquisition Corp (f/k/a Tutor Time Corporation).

                                   ARTICLE XI
                                   TERMINATION

         11.1 Termination. This Agreement may be terminated prior to the Closing as follows:

                  (a) by mutual written agreement of Purchaser and Tutor Time;

                  (b) by either Purchaser or Tutor Time if there shall be in effect a Final Order restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby;

                  (c) by either Purchaser or Tutor Time (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there shall have been a material breach or misrepresentation of any of the representations or warranties or a material breach of any of the covenants set forth in this Agreement on the part of the other party, which breach is not cured within ten days following written notice to the party committing such breach or which breach, by its nature, cannot be cured prior to the Closing;

                  (d) by Purchaser (provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if it shall have reasonably determined that one or more conditions set forth in Article VIII has not been or cannot be fulfilled or satisfied prior to the date specified in such condition (if such condition specifies a date other than the Closing Date by which such condition must be satisfied);

                  (e) by Purchaser if any Seller seeks or supports
Bankruptcy Court approval of an Acquisition Proposal (other than in accordance with the Bidding Procedures Order);

                  (f) by Purchaser if any Seller executes and delivers an agreement or understanding of any kind with respect to an Acquisition Proposal;

                  (g) by Purchaser or Tutor Time if the Bankruptcy Court enters an Order approving any Acquisition Proposal (other than the sale of the Business and the Acquired Assets to Purchaser);

                  (h) by Purchaser on any day on or after the 45th day following the date hereof if the Closing shall not have been consummated by such date (or by such later date as shall be mutually agreed to by Purchaser and Tutor Time in writing), unless the Closing has not occurred due to a material failure of Purchaser to perform or observe its agreement as set forth in this Agreement required to be performed or observed by it on or before the Closing Date; and

                  (i) by Tutor Time (provided that no Seller is then in material breach of any representation, warranty, covenant or other agreement contained herein) if Tutor Time shall have reasonably determined that one or more conditions set forth in Article IX has not been or cannot be fulfilled or satisfied prior to the date specified in such condition (if such condition specifies a date other than the Closing Date by which such condition must be satisfied).

         11.2 [Intentionally Omitted]

         11.3 Effect of Termination or Breach. If this Agreement is terminated in accordance with Section 11.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become null and void and of no further force and effect, except (i) for this Section 11.3, (ii) for the provisions of Sections 13.1 and 13.7 hereof, and (iii) that the termination of this Agreement for any cause shall not relieve any party hereto from any liability which at the time of termination had already accrued to any other party hereto or which thereafter may accrue in respect of any act or omission of such party prior to such termination, except the sole and exclusive remedy of Sellers shall be their recovery of the amounts specified in the Deposit pursuant to Section 3.3 as liquidated damages.

                                   ARTICLE XII
                        ADDITIONAL POST-CLOSING COVENANTS

         12.1 Employees.

                  (a) Immediately prior to the Closing, the employment of all of the employees of the Business shall be terminated by Sellers, and all such employees shall have the right to apply for employment with Purchaser. Sellers recognize that Purchaser intends to make offers of employment to certain employees of the Business, on terms and conditions of employment that may be different from those provided by Sellers, and that it is uncertain how many employees of Sellers will accept employment with Purchaser. Subject to Section
7.3 hereof, the number of offers of employment made by Purchaser, and the terms and conditions of such offers, shall be determined by Purchaser in its sole discretion and in accordance with applicable law. Except as set forth in Section 2.2(a), Sellers shall be responsible for any and all wages, bonuses, commissions, employee benefits, retention or stay bonus arrangements, and other compensation (including all obligations under any Employee Benefit Plans) due to the employees of the Business arising out of their employment with Sellers prior to and as of the Closing.

                  (b) Nothing contained in this Agreement shall confer upon any Rehired Employee any right with respect to continuance of employment by Purchaser, nor shall anything herein interfere with the right of Purchaser to terminate the employment of any Rehired Employees at any time, with or without notice, or restrict Purchaser, in the exercise of its business judgment in modifying any of the terms or conditions of employment of the Rehired Employees after the Closing.

         12.2 Employee Benefit Plans.

                  (a) To the extent responsible on the Closing Date, Sellers shall be responsible for all Benefit Plans and all obligations and liabilities thereunder. Except as set forth in Section 2.2(a) or as required under operation of applicable Law, Purchaser shall not assume any Employee Benefit Plans or any obligation or liability thereunder and Purchaser shall provide benefits to those Rehired Employees as of or after the Closing as Purchaser, in its sole discretion, shall determine. With respect to all claims by current and former employees of Sellers who are or were employed in the Business arising prior to or as of the Closing under any Employee Benefit Plans, whether insured or otherwise (including, but not limited to, life insurance, medical and disability programs), Sellers shall, at their own expense, honor or cause their respective insurance carriers to honor such claims, whether made before or after the Closing, in accordance with the terms and conditions of such Employee Benefit Plans without regard to the employment by Purchaser of any such employees after the Closing.

                  (b) As soon as reasonably possible after the Closing Date, Purchaser shall cause each employee of Sellers hired by Purchaser ("Rehired Employees") to be given credit for his or her service with Sellers (only to the extent such service is taken into account under any Seller's vacation or sick leave policy, program or arrangement) for the purpose of determining such Rehired Employee's vacation and sick leave (on a going-forward basis) in any vacation or sick leave plan, program or arrangement maintained for Purchaser's employees' benefit on or after the Closing Date.

         12.3 Rights of Third Parties. No provision of this Agreement shall be construed to confer upon or give to any Person other than the parties to this Agreement and their successors or permitted assigns any rights to remedies hereunder.

         12.4 Sellers' Cooperation in Hiring of Employees. Sellers shall cooperate with Purchaser and shall, permit Purchaser a reasonable period prior to the Closing Date (i) to meet with employees of Sellers (including managers and supervisors) who are employed in the Business at such times as Purchaser shall reasonably request, (ii) to speak with such employees' managers and supervisors (in each case with appropriate authorizations and releases from such employees) who are being considered for employment by Purchaser, (iii) to distribute to such employees of Sellers such forms and other documents relating to potential employment by Purchaser after the Closing as Purchaser may reasonably request, and (iv) to permit Purchaser's counsel, upon request, to review personnel files and other relevant employment information regarding employees of Sellers.

         12.5 WARN Act. In respect of notices and payments relating to events occurring on or prior to the Closing, Sellers shall be jointly and severally responsible for and assume all liability for any and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable federal, state or local law, common law, statute, rule or regulation with respect to the employment, discharge or layoff of employees by Sellers as of or before the Closing, including but not limited to the Worker Adjustment and Retraining Notification Act and any rules or regulations as have been issued in connection with the foregoing (jointly, the "WARN Act"). Likewise, in respect of notices and payments relating to events occurring after the Closing, Purchaser shall be responsible and assume all liability for any and all notices, payments, fines or assessments due to any government authority, pursuant to any applicable federal, state or local law, common law, statute, rule or regulation, including but not limited to the WARN Act, with respect to the employment, discharge or layoff of employees employed by Purchaser after the Closing.

         12.6 Joint Post-Closing Covenant of Purchaser and Sellers. Purchaser and Sellers jointly covenant and agree that, from and after the Closing Date, Purchaser and Sellers will each use commercially reasonable efforts to cooperate with each other in connection with any action, suit, proceeding, investigation or audit of the other relating to (a) the preparation of an audit of any Tax Return of any Seller or Purchaser for all periods prior to or including the Closing Date and (b) any audit of Purchaser and/or any audit of any Seller with respect to the sales, transfer and similar Taxes imposed by the laws of any state or political subdivision thereof, relating to the transactions contemplated by this Agreement. In furtherance hereof, Purchaser and Sellers further covenant and agree to promptly respond to all reasonable inquiries related to such matters and to provide, to the extent reasonably possible, substantiation of transactions and to make available and furnish appropriate documents and personnel in connection therewith. All costs and expenses incurred in connection with this Section 12.6 referred to herein shall be borne by the party who is subject to such action.

         12.7 Certain Consents. If a consent of a Third Party which is required in order to assign any Acquired Asset (or Claim, right or benefit arising thereunder or resulting therefrom) is not obtained prior to the Closing Date, or if an attempted assignment would be ineffective or would adversely affect the ability of any Seller to convey its interest in question to Purchaser, Sellers will cooperate with Purchaser and use commercially reasonable efforts in any lawful arrangement to provide that Purchaser shall receive the interests of any Seller in the benefits of such Acquired Asset. If any consent or waiver is not obtained before the Closing Date and the Closing is nevertheless consummated, each Seller agrees to continue to use commercially reasonable efforts to obtain all such consents as have not been obtained prior to such date.

         12.8 Name Changes. Promptly after the Closing, each Seller shall take all necessary action to change its name to a name bearing no resemblance to the names set forth on the signature pages to this Agreement.

         12.9 Accounts Receivable/Collections. After the Closing, Sellers shall permit Purchaser to collect, in the name of Sellers, all accounts receivable constituting part of the Acquired Assets and to endorse with the name of any Seller for deposit in Purchaser's account any checks or drafts received in payment thereof. Sellers shall promptly deliver to Purchaser any cash, checks or other property that they may receive after the Closing in respect of any accounts receivable or other asset constituting part of the Acquired Assets.

         12.10 Access to Information. For a period of twenty-four (24) months after the Closing Date (the "Transition Period"), each party and their respective representatives and successors, and any official committee of unsecured creditors of the Sellers or their designee, shall have reasonable access to, and each shall have the right to photocopy, all of the Books and Records relating to the Business or the Acquired Assets, including all employee records or other personnel and medical records required by law, legal process or subpoena, in the possession of the other party to the extent that such access may reasonably be required by such party in connection with the Assumed Obligations or the Unassumed Liabilities, or other matters relating to or affected by the operation of the Business and the Acquired Assets. During the Transition Period, and only to the extent that Purchaser's operation of the Business is not interrupted in any material respect, Purchaser agrees to provide Sellers, during ordinary business hours and upon reasonable notice and at any Seller's request, with reasonable access to employees of Purchaser for purposes of winding down the estates of Sellers. Such access shall be afforded by the party in possession of such Books and Records upon receipt of reasonable advance notice and during normal business hours; provided, however, that (A) any such investigation shall be conducted in such a manner as not to interfere unreasonably with the operation of the business of any party or its affiliates
(B) no party shall be required to take any action which would constitute a waiver of the attorney-client privilege and (C) no party need supply the other party with any information which such party is under a legal obligation not to supply. The party exercising this right of access shall be solely responsible for any costs or expenses incurred by it pursuant to this Section 12.10. If the party in possession of such Books and Records shall desire to dispose of any such Books and Records upon or prior to the expiration of such period, such party shall, prior to such disposition, give the other party a reasonable opportunity at such other party's expense, to segregate and remove such Books and Records as such other party may select.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.1 Expenses.

                  (a) Each party hereto shall bear its own costs and expenses, including attorneys' fees, with respect to the transactions contemplated hereby. Notwithstanding the foregoing, in the event of any action or proceeding to interpret or enforce this Agreement, the prevailing party in such action or proceeding (i.e., the party who, in light of the issues contested or determined in the action or proceeding, was more successful) shall be entitled to have and recover from the non-prevailing party such costs and expenses (including, without limitation, all court costs and reasonable attorneys' fees) as the prevailing party may incur in the pursuit or defense thereof.

                  (b) If any party to this Agreement seeks to enforce the terms and provisions of this Agreement, then the prevailing party in such action shall be entitled to recover from the non-prevailing party, all costs incurred in connection with such action, including without limitation reasonable fees, expenses and costs incurred at the trial court, all appellate courts and during negotiations.

         13.2 Amendment. This Agreement may not be amended, modified or supplemented except by a written instrument signed by Tutor Time (on behalf of Sellers) and Purchaser.

         13.3 Notices. Any notice, request, instruction or other document to be given hereunder by a party hereto shall be in writing and shall be deemed to have been given, (a) when received if given in person, (b) on the date of transmission if sent by telex, telecopy or other wire transmission (with answer back confirmation of such transmission), (c) upon delivery, if delivered by a nationally known commercial courier service providing next day delivery service (such as Federal Express), or (d) upon delivery, or refusal of delivery, if deposited in the U.S. mail, certified or registered mail, return receipt requested, postage prepaid:

                  To Sellers:           Tutor Time Learning Systems, Inc.
                                        6231 NW 53rd Street, Suite 450
                                        Boca Raton, FL 33487
                                        Attn: General Counsel
                                        Fax: (561) 962-3430

                  with copy to:         Greenberg Traurig, P.A.
                                        1221 Brickell Avenue
                                        Miami, Florida 33131
                                        Attn: Robert Grossman
                                        Fax: (305) 579-0717

                  To Purchaser:         TT Acquisition LLC
                                        38345 West Ten Mile Road, Suite 100
                                        Farmington Hills, MI 48335
                                        Attn: Leonard C. Tylka
                                        Fax: (248) 476-1168

                  with copy to:         Honigman Miller Schwartz and Cohn LLP
                                        2290 First National Building
                                        Detroit, MI  48226
                                        Attn: Norman H. Beitner
                                        Fax: (313) 465-7321
                  and
                                        Stroock & Stroock & Lavan LLP
                                        180 Maiden Lane
                                        New York, NY 10038-4982
                                        Attn:  Lewis Kruger
                                        Fax: (212) 806-6006

or to such other individual or address as a party hereto may designate for itself by notice given as herein provided.

         13.4 Waivers. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in writing by Tutor Time, in the case of a waiver by any Seller, or Purchaser, in the case of any waiver by Purchaser, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

         13.5 Counterparts and Execution. This Agreement may be executed simultaneously in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any counterpart may be executed by facsimile signature and such facsimile signature shall be deemed an original.

         13.6 Headings. The headings preceding the text of the Articles and Sections of this Agreement and the schedules hereto are for convenience only and shall not be deemed part of this Agreement.

         13.7 SUBMISSION TO JURISDICTION. THE PARTIES HEREBY AGREE THAT ANY AND ALL CLAIMS, ACTIONS, CAUSES OF ACTION, SUITS, AND PROCEEDINGS RELATING TO THIS AGREEMENT OR THE OTHER AGREEMENTS CONTEMPLATED HEREIN SHALL BE FILED AND MAINTAINED ONLY IN THE BANKRUPTCY COURT, AND THE PARTIES HEREBY CONSENT TO THE JURISDICTION OF SUCH COURT.

         13.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (regardless of the laws that might otherwise govern under applicable Delaware principles of conflicts of law) as to all matters, including but not limited to matters of validity, construction, effect, performance and remedies.

         13.9 Binding Nature; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without prior written consent of the other parties (which shall not be unreasonably withheld or delayed); except (i) that Purchaser may assign any of its rights and obligations hereunder to any Affiliate or Subsidiary of Purchaser (whether wholly owned or otherwise), (ii) Purchaser may grant a security interest in its rights and interests hereunder to its lenders, (iii) the terms of this Agreement shall be binding upon any subsequent trustee appointed under Chapter 11 or Chapter 7 of the Bankruptcy Code and the rights and interests of Sellers hereunder may be assigned to a trustee appointed under Chapter 11 or Chapter 7 of the Bankruptcy Code, (iv) this Agreement may be assigned to any entity appointed as a successor to Sellers pursuant to a confirmed Chapter 11 plan and (v) as otherwise provided in this Agreement. Nothing contained herein, express or implied, is intended to confer on any Person other than the parties hereto or their successors and assigns, any rights, remedies, obligations, claims, or liabilities under or by reason of this Agreement.

         13.10 No Third Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto and no provision of this Agreement shall be deemed to confer upon Third Parties any rights, remedies, Claims or causes of action. Notwithstanding the prior sentence, subject to the approval of the Bankruptcy Court, the individuals listed on Exhibit G attached hereto are intended third party beneficiaries of the Retention Plan and have the express right to rely upon and directly enforce the Retention Plan.

         13.11 Tax Matters.

                  (a) Any sales, use, purchase, transfer, franchise, deed, fixed asset, stamp, documentary stamp, use or other Taxes and recording charges which may be payable by reason of the sale of the Acquired Assets or the assumption of the Assumed Obligations under this Agreement or the transactions contemplated herein shall be borne and timely paid by Sellers and Sellers shall jointly and severally indemnify, defend (with counsel reasonably satisfactory to Purchaser), protect, and save and hold Purchaser harmless from and against any and all claims, charges, interest or penalties assessed, imposed or asserted in relation to any such Taxes.

                  (b) Purchaser shall, within the later of (i) 120 days after the Closing Date or (ii) 30 days prior to the date by which Sellers' federal income Tax Returns must be filed, prepare and deliver to Sellers for their consent (which consent shall not be unreasonably withheld, delayed or conditioned) a schedule allocating the Purchase Price (and any other items that are required for federal income tax to be treated as Purchase Price) among the respective Sellers and the Acquired Assets, Assumed Contracts and Assumed Leases (such schedule, the "Allocation"). If Sellers raise any objection to the Allocation, Purchaser and Sellers will negotiate in good faith to resolve such objection(s). Purchaser and Sellers shall report and file all Tax Returns (including amended Tax Returns and claims for refund) consistent with the Allocation as finally agreed upon, and shall take no position contrary thereto or inconsistent therewith (including, without limitation, in any audits or examinations by any Taxing Authority or any other proceeding). Purchaser and Sellers shall cooperate in the filing of any forms (including Form 8594 under section 1060 of the Code) with respect to such Allocation, including any amendments to such forms required pursuant to this Agreement with respect to any adjustment to the Purchase Price. If and to the extent the parties are unable to agree on such Allocation, the parties shall retain PricewaterhouseCoopers LLC, or such other mutually agreeable nationally-recognized firm of independent accountants, to resolve such dispute. Notwithstanding any other provision of this Agreement, the terms and provisions of this Section 13.11(b) shall survive the Closing Date without limitation.

         13.12 Construction. The language used in this Agreement will be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local or foreign statute or law shall be deemed also to refer to all rules and Regulations promulgated thereunder, unless the context requires otherwise.

         13.13 Public Announcements. Except as required by law or in connection with the Chapter 11 Cases, neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of Tutor Time and Purchaser relating to the contents and manner of presentation and publication thereof, which approval will not be unreasonably withheld, delayed or conditioned. Prior to making any public disclosure required by applicable law, the disclosing parties shall give the other party a copy of the proposed disclosure and reasonable opportunity to comment on the same.

         13.14 Entire Understanding. This Agreement, the Exhibits and the schedules attached hereto set forth the entire agreement and understanding of the parties hereto in respect to the transactions contemplated hereby and the Agreement, the Exhibits and the schedules attached hereto supersede all prior agreements, arrangements and understandings relating to the subject matter hereof and are not intended to confer upon any other Person any rights or remedies hereunder.

         13.15 No Survival. The representations and warranties of Sellers and Purchaser contained in this Agreement or in any instrument delivered in connection herewith shall not survive the Closing.

                                    * * * * *

                  IN WITNESS WHEREOF, the parties hereto have caused this Asset Purchase Agreement to be executed and delivered on the date first above written.


                                  PURCHASER:

                                  TT ACQUISITION LLC

                                  By:    /s/ Leonard C. Tylka
                                      -----------------------------------------
                                  Name: Leonard C. Tylka
                                  Its: Treasurer


                                  SELLERS:

                                  TUTOR TIME LEARNING SYSTEMS, INC.
                                  CHILD CARE FRANCHISE GROUP, INC.
                                  CHILD SITE CORP.
                                  IN-SITE REALTY ASSOCIATES, INC.
                                  LIFECARE ACQUISITION CORP.
                                   OF NEW YORK, INC.
                                  LIFECARE ACQUISITIONS OF WASHINGTON, INC.
                                  LIFECARE INVESTMENTS, INC.
                                  T.T. GP HOLDINGS, INC.
                                  T.T. HOLDINGS, INC.
                                  T.T. MORGAN HILL, INC.
                                  TUTOR TIME CHILD CARE SYSTEMS, INC.
                                  TUTOR TIME FRANCHISE LEARNING CENTERS, INC.
                                  TUTOR TIME INTERNATIONAL, INC.
                                  TUTOR TIME REALTY, INC.


                                  By: /s/ William D. Davis
                                      -----------------------------------------
                                      William D. Davis
                                      President, Chief Executive Officer and
                                      Acting Chief Financial Officer